OFFER TO EXCHANGE
                                        BY
                       PACIFIC INTERNATIONAL SERVICES CORP.

                          $5,250,000 in Principal Amount
              of its 10% Convertible Subordinated Debentures Due 2007


                THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                      12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                                 NOVEMBER 29, 1995
                      UNLESS THE EXCHANGE OFFER IS EXTENDED.


            Pacific International Services Corp., a California corporation (the "Company"), invites all holders of its 10% Convertible Subordinated Debentures Due 2007 (the "Old Debentures", the holder of such a Debenture is referred to herein as an "Old Debtholder") to tender the Old Debentures in exchange for (i) an aggregate of $0.50 in cash for each $1.00 in face amount of Old Debentures so tendered (the "Cash Payment"), (ii) 0.769505 shares of the Company's common stock, $0.10 stated value (the "Common Stock") for each $1.00 in principal amount of Old Debentures so tendered, and (iii) a proportionate share of new debentures of the Company, issued pursuant to an indenture substantially in the form of Annex A hereto (the "New Debentures"), in an aggregate principal amount equal to (a) $1,050,000 less (b) the principal amount of Old Debentures not so tendered and less (c) the original principal amount of indebtedness of the Company to Dollar Systems, Inc. or its subsidiary ("Dollar"), if any, which may be evidenced by a promissory note (the "Net Worth Note") containing substantially the same covenant, default and payment terms as the New Debentures and which will be incurred pursuant to the Settlement Agreement (defined below), upon and subject to the terms and conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Cash Payment, the New Debentures and the 0.769505 shares of Common Stock are collectively referred to as the "Purchase Price."

            The aggregate principal amount of outstanding Old Debentures is $5,250,000. The Company will accept for exchange not less than $4,988,000 in principal amount of Old Debentures. Old Debentures must be tendered in integral multiples of $1,000.

            Accrued interest, including interest payable on September 1, 1995, will not be paid on the Old Debentures tendered and accepted for exchange.

            All Old Debtholders who tender Old Debentures and whose Old Debentures are accepted for exchange by the Company shall be deemed (i) to have waived, with respect to those Old Debentures exchanged, all existing defaults, and all consequences of such defaults, under the Indenture dated September 1, 1987 between the Company and Trust Services of America, Inc., as amended on February 1, 1990 to substitute Chemical Trust Company of California (as successor by merger to Manufacturers Hanover Trust Co. of California) as Trustee (the "Indenture"), (ii) to have consented to the amendment of the Indenture to provide for the deletion of certain covenants and default provisions thereunder, and (iii) to have consented to the sale (the "Proposed Sale") by the Company to Dollar of substantially all of the Company's assets relating to or used in operation of the Company's vehicle rental and related operations (collectively, the "Division"), pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995 (as modified, the "Settlement Agreement") by and between the Company and Dollar.

            The Net Worth Note will be issued by the Company to Dollar to the extent that the net worth of the Division as of the deemed closing of the Proposed Sale as shown on an unaudited balance sheet to be delivered by the Company to Dollar at the closing of the Proposed Sale is more negative than negative Six Hundred Thousand Dollars (-$600,000). The Company and Dollar have agreed that if the Proposed Sale actually closes on or before November 30, 1995, the Proposed Sale will be deemed to have closed on October 31, 1995. AT PRESENT, THE COMPANY ANTICIPATES THAT ALL OR SUBSTANTIALLY ALL OF THE NET WORTH NOTE, IN AN AGGREGATE AMOUNT NOT TO EXCEED $1,050,000, WILL BE ISSUED TO OFFSET SHORTFALLS IN THE NET WORTH OF THE DIVISION AS OF THE DEEMED CLOSING OF THE PROPOSED SALE. FURTHER, THE COMPANY DOES NOT BELIEVE THAT IT WILL BE ABLE TO MEET THE NET WORTH REQUIREMENT, EVEN WITH THE ISSUANCE OF A NET WORTH NOTE, UNLESS THE COMPANY IS ABLE TO OBTAIN CERTAIN COMPROMISES RELATING TO ITS OBLIGATIONS TO THE HAWAII DEPARTMENT OF TRANSPORTATION, CERTAIN EXCISE TAX CLAIMS WHICH MAY BE ASSERTED BY THE HAWAII DEPARTMENT OF REVENUE AND FINOVA CAPITAL CORPORATION ("FINOVA").

            All Old Debentures properly tendered and not withdrawn may be exchanged for the Purchase Price, upon and subject to the terms and conditions of the Exchange Offer, including the proration terms thereof.

            The Company is also soliciting (the "Solicitation") from each holder of Old Debentures, as of the close of business on October 27, 1995 (the "Record Date"), acceptances (the "Plan Acceptances") of a prepackaged plan of reorganization (the "Plan", and together with the Exchange Offer, the "Restructuring") of the Company pursuant to which the Old Debentures will be exchanged for consideration substantially equivalent to the Purchase Price under the Exchange Offer in the event the Exchange Offer is not consummated. This Offer to Exchange does not constitute a solicitation of the Debtholders' vote on the Plan. Such solicitation of acceptances for the Plan is being made, and may only be made, pursuant to the Solicitation and Disclosure Statement For Prepackaged Plan of Reorganization issued by the Company dated October 31, 1995 ("Plan and Disclosure Statement").

            IF THE EXCHANGE OFFER IS NOT CONSUMMATED BUT THE REQUISITE PLAN ACCEPTANCES ARE OBTAINED, THE COMPANY CURRENTLY INTENDS TO COMMENCE PROMPTLY A CASE UNDER CHAPTER 11 ("CHAPTER 11") OF TITLE 11 OF THE UNITED STATES CODE AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "BANKRUPTCY CODE") AND TO USE SUCH PLAN ACCEPTANCES TO OBTAIN CONFIRMATION OF THE PLAN BY A UNITED STATES BANKRUPTCY COURT OF COMPETENT JURISDICTION (THE "BANKRUPTCY COURT").

            If the Plan is confirmed by the Bankruptcy Court, each holder of Old Debentures will receive the same consideration as other holders of such securities, whether or not such holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding on all holders of Old Debentures regardless of whether or not such persons voted to accept the Plan.

            The Plan contains certain provisions which enjoin the assertion or enforcement of claims against the Company and its affiliates based upon violations of Federal securities laws. In addition, the Company intends to seek broad releases of its directors, officers and shareholders which would include releases of claims based upon alleged violations of Federal securities laws whensoever arising.

            The Company reserves the right to use the Plan Acceptances to seek confirmation of a plan of reorganization under any other circumstance permitted by law, including the filing of a voluntary bankruptcy petition by the Company.

            Information and disclosure regarding the background, terms, conditions and procedures of the Plan are contained in the Plan and Disclosure Statement issued simultaneously herewith by the Company. The foregoing description of the Plan is qualified in its entirety by the Plan and Disclosure Statement.



           THE EXCHANGE OFFER IS CONDITIONED UPON AT LEAST $4,988,000 IN
                PRINCIPAL AMOUNT OF OLD DEBENTURES BEING TENDERED.

                             ________________________

            The Company is making the Exchange Offer because it believes that unless Proposed Sale is consummated, the Exchange Offer is successful and the Company is consequently relieved of the debt burden of the exchanged Old Debentures, the Company's operations will be severely impaired.

            The business and profits of the Company have suffered from the effects of Hurricane Iniki, a decline in rental volume, a doubling of the Company's fleet holding costs between 1991 and 1995, a reduced sales inventory at the Company's dealerships and costs associated with the disposal of Company-owned vehicles. The Company reported consolidated net losses of $1,427,461, $804,062 and $2,104,502 in 1994, 1993 and 1992, respectively.
  The net loss in 1992 resulted primarily from the Company increasing its insurance reserve as a result of an increase in claims under its self-insurance program and losses related to Hurricane Iniki. For the three months ending March 31, 1995, the Company experienced a net loss of $378,141. The Proposed Sale does not include the stock of South Seas Motors, Inc., the Company's wholly-owned subsidiary ("South Seas"), through which the Company operates the automobile dealership segment of its business. The Company believes that the consummation of the Proposed Sale will permit the Company to focus on the automobile dealership business and will enhance the Company's prospects because the rental car segment has been responsible for the Company's losses for the last three years.

            IN JULY 1995, THE COMPANY ENGAGED HOULIHAN, LOKEY, HOWARD & ZUKIN TO, AMONG OTHER THINGS, ASSIST IN THE DEVELOPMENT OF A LIQUIDATION ANALYSIS OF THE COMPANY IN THE EVENT THE SALE TO DOLLAR DID NOT OCCUR AND IT BECAME UNABLE TO CONTINUE ITS OPERATIONS. THE LIQUIDATION ANALYSIS PREPARED BY THE COMPANY DETERMINED THAT IN THE MOST PROBABLE CASE SCENARIO (AS OF JUNE 30,
  1995), IF A LIQUIDATION WERE TO OCCUR, ONLY BETWEEN A RANGE OF $54,588 AND $2,092,540 WOULD BE AVAILABLE AFTER PAYING PRIORITY CLAIMS, LIQUIDATION EXPENSES AND SECURED CREDITORS. THIS RESIDUAL CASH BALANCE WOULD HAVE BEEN SHARED AMONG THE OLD DEBTHOLDERS AND ALL OTHER UNSECURED CREDITORS AND, AT THAT TIME, WOULD HAVE RESULTED IN A PAYMENT TO THE OLD DEBTHOLDERS OF RANGING FROM $0.003 TO $0.115 PER DOLLAR OF PRINCIPAL AMOUNT OF OLD DEBENTURES. SEE EXHIBIT A. SINCE THAT DETERMINATION, THE FINANCIAL CONDITION OF THE COMPANY HAS DETERIORATED.

            The Company's generation of cash from operations is unlikely to be sufficient to satisfy all of the Company's debt service requirements and provide funds for continued operations. In order to preserve cash, the Company decided not to pay interest payment of $262,500 due on the Old Debentures on September 1, 1995. The failure to pay interest constituted an event of default under the Indenture on September 30, 1995. If $4,988,000 of Old Debentures are not tendered and exchanged pursuant to the Exchange Offer, the Company may be unable to make future interest or principal payments due under the Old Debentures. As a result of the failure to pay interest, the Old Debtholders may exercise their rights on default which could result in acceleration of the Old Debentures, subject to the rights of the Senior Lenders (as defined in Section 8). Such acceleration could affect the Company's other indebtedness, most of which is short term in nature or due on demand. See Section 8.

            All Old Debtholders who tender Old Debentures and whose Old Debentures are accepted for exchange by the Company shall be deemed (i) to have waived, with respect to those Old Debentures exchanged, all existing defaults, and all consequences of such defaults, under the Indenture, (ii) to have consented to the Proposed Sale and (iii) to have consented to the amendment of the Indenture to provide for the deletion of certain covenants and default provisions thereunder. Upon completion of the Exchange Offer, if $4,988,000 or more of Old Debentures are tendered and exchanged, it is the Company's intention to pay accrued and payable interest on the remaining outstanding Old Debentures. The Company plans to obtain the funds necessary to pay this amount from working capital.

            The Company is currently in default under a number of financial and performance covenants, which defaults, when combined with various cross-default provisions, give the Senior Lenders the right to accelerate and to demand payment in full of debt of the Company in the aggregate amount in excess of $9.935 million. Notwithstanding the foregoing, the Senior Lenders have been advised of the Exchange Offer. In addition, the Company believes that the Senior Lenders will agree, provided that the Company is otherwise in compliance with the terms and conditions of such Senior Lenders' credit facilities upon exchange of the Old Debentures pursuant to the Exchange Offer, and provided that no further applicable monetary defaults have occurred with respect to such Senior Lenders' credit facilities, to waive any applicable default or condition giving rise thereto that existed on the date of the commencement of the Exchange Offer or that may occur prior to the exchange of the Old Debentures pursuant to the Exchange Offer. However, these waivers have not yet been obtained. The obtaining of these waivers (and the satisfaction of all conditions with respect to the effectiveness thereof) are conditions to the Exchange Offer. See Section 5.

            The Company intends to generate all of the cash portion of the Purchase Price from the Proposed Sale and significantly reduce its Senior Debt from the assumption by Dollar of up to $8.5 million of Senior Debt. The Company believes that a reduction in the amount of outstanding Old Debentures will (i) reduce the debt service requirements of the Company, (ii) increase the Company's flexibility in its financial planning and financing activities,
  (iii) allow the Company to retain its cash flow for operating purposes, and
  (iv) enhance the Company's ability to meet its retained senior debt obligations. If the Exchange Offer is not successful, it is highly unlikely that the Company or its vehicle rental operations will be able to continue as going concerns although South Seas on a stand alone basis could, in the opinion of management, continue to be viable.

            Any Old Debtholder desiring to tender all or any portion of his Old Debentures should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to First Fidelity Bank, N.A. (the "Depositary"), and either mail or deliver such Old Debentures to the Depositary or follow the procedure for book-entry delivery set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. An Old Debtholder having Old Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such Old Debtholder desires to tender such Old Debentures. Old Debtholders who desire to tender Old Debentures and whose Old Debentures are not immediately available should tender such Old Debentures by following the procedures for guaranteed delivery set forth in Section 2.

            THE COMMON STOCK TO BE ISSUED PURSUANT TO THE EXCHANGE OFFER IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SUCH COMMON STOCK WILL BE FREELY TRADABLE BY THE RECIPIENT THEREOF UNDER THIS OFFER TO EXCHANGE PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(9) OF THE SECURITIES ACT AND SIMILAR STATE LAW EXEMPTIONS UNLESS SUCH RECIPIENT IS A STATUTORY UNDERWRITER UNDER
  SECTION 2(11) OF THE SECURITIES ACT OR AN AFFILIATE OF THE COMPANY AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. ANY AFFILIATE OF THE COMPANY TENDERING DEBENTURES PURSUANT TO THIS OFFER TO EXCHANGE WILL RECEIVE COMMON STOCK THAT CAN ONLY BE SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.



            THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER OLD DEBTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING DEBENTURES PURSUANT TO THE EXCHANGE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

            NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO ANY OLD DEBTHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING OLD DEBENTURES. EACH OLD DEBTHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER OLD DEBENTURES AND, IF SO, WHAT AMOUNT OF OLD DEBENTURES TO TENDER.

            NEITHER THE COMMON STOCK NOR THE EXCHANGE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE FAIRNESS OR MERITS OF THIS OFFER TO EXCHANGE OR THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            Questions and requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, Georgeson & Company Inc., or the Depositary, First Fidelity Bank, N.A., at the addresses and the phone numbers set forth on the last page of this Offer to Exchange.

            PLEASE READ THIS OFFER TO EXCHANGE AND RELATED DOCUMENTS IN THEIR ENTIRETY.



                                 TABLE OF CONTENTS


  Description                                                               Page

  1.  PRINCIPAL AMOUNT OF OLD DEBENTURES; PRORATION; EXTENSION THE     EXCHANGE
  OFFER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

  2.  PROCEDURE FOR TENDERING OLD DEBENTURES. . . . . . . . . . . . . . . .    8

  3.  WITHDRAWAL RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . .   11

  4.  EXCHANGE OF OLD DEBENTURES  . . . . . . . . . . . . . . . . . . . . .   12

  5.  CERTAIN CONDITIONS OF THE EXCHANGE OFFER. . . . . . . . . . . . . . .   13

  6.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OLD DEBENTURES . . . . .   17

  7.  SOURCE AND AMOUNT OF FUNDS  . . . . . . . . . . . . . . . . . . . . .   18

  8.  CERTAIN INFORMATION ABOUT THE COMPANY.  . . . . . . . . . . . . . . .   18

  9.  DESCRIPTION OF THE COMMON STOCK . . . . . . . . . . . . . . . . . . .   50

  10.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS  . . . . . . . . . . . .   51

  11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . . . . . .   52

  12.  WAIVER OF DEFAULTS; AMENDMENTS OF INDENTURE  . . . . . . . . . . . .   56

  13.  EXTENSION OF THE EXCHANGE OFFER; TERMINATION; AMENDMENTS . . . . . .   57

  14.  FEES AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . .   58

  15.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   58


            To the owners of 10% Convertible Subordinated
  Debentures Due 2007 of Pacific International Services Corp.:

                                   INTRODUCTION

  The Exchange Offer

            Pacific International Services Corp., a California corporation (the "Company"), invites all holders of its 10% Convertible Subordinated Debentures Due 2007 (the "Old Debentures", the holders of such Old Debentures being the "Old Debtholders") to exchange the Old Debentures (i) for $0.50, for each $1.00 in principal amount of Old Debentures tendered (the "Cash Payment"), (ii) for 0.769505 shares of the Company's common stock, $0.10 stated value (the "Common Stock"), for each $1.00 in principal amount of Old Debentures, and (iii) a proportionate share of new debentures of the Company, issued pursuant to an indenture substantially in the form of Annex A hereto (the "New Debentures"), in an aggregate principal amount equal to (a) $1,050,000 less (b) the principal amount of Old Debentures not so tendered and less (c) the original principal amount of indebtedness of the Company to Dollar Systems, Inc. or its subsidiary ("Dollar") which is evidenced by a promissory note (the "Net Worth Note") containing substantially the same covenant, default and payment terms as the New Debentures and which is incurred pursuant to the Settlement Agreement (defined below), upon and subject to the terms and conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Cash Payment, the New Debentures and the 0.769505 shares of Common Stock are collectively referred to as the "Purchase Price."

            The Company will accept for exchange not less than $4,988,000 in principal amount of such Old Debentures. Old Debentures must be tendered in integral multiples of $1,000.

            Accrued interest, including interest payable on September 1, 1995, on the Old Debentures tendered and accepted for exchange will not be paid.

            All Old Debtholders who tender Old Debentures and whose Old Debentures are accepted for exchange by the Company shall be deemed (i) to have waived, with respect to those Old Debentures exchanged, all existing defaults, and all consequences of such defaults, under the Indenture dated September 1, 1987 between the Company and Trust Services of America, Inc., as amended on February 1, 1990 to substitute Chemical Trust Company of California (as successor by merger to Manufacturers Hanover Trust Co. of California) as Trustee (the "Indenture"), (ii) to have consented to the amendment of the Indenture to provide for the deletion of certain covenants and default provisions thereunder, and (iii) to have consented to the sale (the "Proposed Sale") by the Company to Dollar of substantially all of the Company's assets relating to or used in operation of the Company's vehicle rental and related operations (collectively, the "Division"), pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995 (as modified, the "Settlement Agreement") by and between the Company and Dollar.

            The Net Worth Note will be issued by the Company to Dollar to the extent that the net worth of the Division as of the deemed closing of the Proposed Sale as shown on an unaudited balance sheet to be delivered by the Company to Dollar at the closing of the Proposed Sale is more negative than negative Six Hundred Thousand Dollars (-$600,000). The Company and Dollar have agreed that if the Proposed Sale actually closes on or before November 30, 1995, the Proposed Sale will be deemed to have closed on October 31, 1995. AT PRESENT, THE COMPANY ANTICIPATES THAT ALL OR SUBSTANTIALLY ALL OF THE NET WORTH NOTE, IN AN AGGREGATE AMOUNT NOT TO EXCEED $1,050,000, WILL BE ISSUED TO OFFSET SHORTFALLS IN THE NET WORTH OF THE DIVISION AS OF THE DEEMED CLOSING OF THE PROPOSED SALE.

            All Old Debentures properly tendered and not withdrawn may be exchanged for the Purchase Price, upon and subject to the terms and conditions of the Exchange Offer, including the proration terms hereof. Upon completion of the Exchange Offer, if at least $4,988,000 of Old Debentures but less than all of Old Debentures are tendered and exchanged, it is the Company's intention to pay accrued and payable interest the remaining outstanding Old Debentures. The Company plans to obtain the funds necessary to pay this amount from working capital.

            In October 1987, the Company sold $17,250,000 of the Old Debentures under the Indenture. The remaining Old Debentures represent unsecured general obligations of the Company. The Company is obligated to pay interest on the Old Debentures semi-annually on March 1 and September 1 of each year to the persons who are registered holders at the close of business on the February 15 and August 15 immediately preceding the interest payment date. Interest is computed on the basis of a 360 day year of twelve 30 day months. The Old Debentures mature on September 1, 2007. The holders of Old Debentures are entitled at any time on or before September 1, 2007 to convert the Old Debentures into Common Stock at $3.30 in principal amount of Old Debentures per share, subject to certain conditions.

            In July 1991, the Company exchanged (the "Prior Exchange") 2,916,000 shares of its Common Stock and $3,840,000 for $12,000,000 principal amount of Old Debentures pursuant to the terms of an exchange offer. As a result of the Prior Exchange, the aggregate principal amount of the Company's remaining outstanding Old Debentures was reduced to $5,250,000.

            THE COMPANY HAS BEEN ADVISED THAT SCOTT LANG IS THE ONLY EXECUTIVE OFFICER OR DIRECTOR OF THE COMPANY WHO OWNS ANY OLD DEBENTURES. MR. LANG IS THE HOLDER OF $73,000 OF OLD DEBENTURES AND HE HAS INDICATED THAT HE INTENDS TO TENDER HIS OLD DEBENTURES PURSUANT TO THE EXCHANGE OFFER.

            NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO ANY OLD DEBTHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING OLD DEBENTURES. EACH OLD DEBTHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER OLD DEBENTURES AND, IF SO, WHAT AMOUNT OF OLD DEBENTURES TO TENDER.

            The $5,250,000 in principal amount of Old Debentures that the Company is offering to accept for exchange represents 100% of the principal amount of Old Debentures currently outstanding. If, before the Expiration Date (as defined in Section 1), $4,988,000 in principal amount of Old Debentures are properly tendered and not withdrawn, the Company will exchange Old Debentures (i) for $0.50, for each $1.00 in principal amount of Old Debentures tendered (the "Cash Payment"), (ii) for 0.769505 shares of the Company's common stock, $0.10 stated value (the "Common Stock") for each $1.00 in principal amount of Old Debentures so tendered and not withdrawn and
  (iii) for a proportionate share of the New Debentures. See Section 1. Tendering Old Debtholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the Company's exchange of Old Debentures. In addition, the Company will pay all fees and expenses of the Depositary in connection with the Exchange Offer. See Section 14.

            There is no established trading market for the Old Debentures. The Old Debentures are convertible into shares of Common Stock at any time on or before September 1, 2007 at the rate of $3.30 in principal amount of Old Debentures per share. Prior to January 18, 1994 the Company's common stock was traded in the over-the-counter market and price quotations were reported by the National Association of Securities Dealers through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol PISC. The Company's common stock is currently traded on the NASDAQ Small-Cap Market under the same symbol. The Company participated in a telephone hearing with an advisory committee of NASDAQ on October 5, 1995 (the "NASDAQ Hearing") to determine whether the Common Stock would be deleted for failure to satisfy minimum trading value and capital requirements of the NASDAQ. The Company was advised on October 12, 1995 that NASDAQ had granted an exception to these requirements subject to certain conditions including that the Company receive the approval of its shareholders for the Proposed Sale by October 31, 1995 and that the Proposed Sale be consummated by November 15, 1995. The Company is attempting to obtain extensions to these deadline but it is uncertain whether it will be successful. The following table sets forth the high and low sales prices for each quarterly period during the past two and one-half years. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                      Closing
                                                    Price Range
                                                   High       Low
  1993 1st Quarter                                $15/32    $5/32
       2nd Quarter                                  5/16      1/4
       3rd Quarter                                  7/16     9/32
       4th Quarter                                   7/8     9/32

  1994 1st Quarter                                 13/16     7/16
       2nd Quarter                                 15/16      1/2
       3rd Quarter                                   3/4     7/16
       4th Quarter                                   3/4      3/8

  1995 1st Quarter                                   7/8    13/32
       2nd Quarter                                  9/16     5/16

             Although the Company has no current plans to acquire additional Old Debentures, to the extent that less than 100% of the Old Debentures are tendered pursuant to this Offer to Exchange, the Company may in the future purchase additional Old Debentures on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to Old Debtholders than the terms of the Exchange Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 prohibits the Company and its affiliates from purchasing the Common Stock or any Old Debentures, other than pursuant to the Exchange Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Common Stock and the Old Debentures, the results of the Exchange Offer, the Company's business and financial position and general economic and market conditions.

  The Plan

       INFORMATION AND DISCLOSURE REGARDING THE BACKGROUND, TERMS, CONDITIONS AND PROCEDURES OF THE PLAN ARE CONTAINED IN A SOLICITATION AND DISCLOSURE STATEMENT FOR PREPACKAGED PLAN OF REORGANIZATION ISSUED BY THE COMPANY DATED OCTOBER 31, 1995 (THE "SOLICITATION AND DISCLOSURE STATEMENT"). THE FOLLOWING DESCRIPTION OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY THE SOLICITATION AND DISCLOSURE STATEMENT.

       THE PLAN WOULD GENERALLY GIVE EFFECT TO THE SAME TRANSACTIONS CONTEMPLATED BY THE EXCHANGE OFFER AND, IF LESS THAN $4,988,000 OF THE OLD DEBENTURES ARE TENDERED IN THE EXCHANGE OFFER, BUT THE REQUISITE PLAN ACCEPTANCES ARE OBTAINED, THE COMPANY INTENDS TO IMPLEMENT THE RESTRUCTURING PURSUANT TO THE PLAN. Generally, in order for the Plan to be approved by holders of claims and interests, Plan Acceptances must be received from (1) the holders of Old Debentures constituting at least two-thirds of the Old Debentures in dollar amount and (2) more than one-half in number of the holders of Old Debentures that vote to accept or reject the Plan; provided that satisfaction of the foregoing clauses (1) and (2) shall be determined without including any acceptances of any "insiders" (as defined by 11 U.S.C.
  Section 101 et seq. (the "Bankruptcy Code"); the satisfaction of both (1) and
  (2) being called the "Requisite Plan Acceptances"). Because, under the Bankruptcy Code, only those Old Debtholders who vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan by the class of Old Debtholders, the Plan could be approved with the affirmative vote of significantly less than two-thirds in amount of the outstanding Old Debentures. Even if the Requisite Plan Acceptances are obtained in accordance with the Solicitation and Disclosure Statement, the Plan may not be confirmed by a United States Bankruptcy Court of competent jurisdiction (the "Bankruptcy Court").

       The Company has reserved the right to modify the terms of the Plan, if and to the extent that the Company determines that such amendments or modifications are necessary or desirable in order to confirm the Plan. The Company will give Old Debtholders notice of such modifications as may be required by applicable law. No provision of the Plan affecting the treatment of claims relating to the Old Debentures may be modified without a resolicitation of Plan Acceptances if the modification materially adversely affects the Old Debtholders. After a bankruptcy reorganization case has been commenced, a party in interest, including an Old Debtholder, may object to the Plan on grounds that the Plan does not meet the requirements of chapter 11 of the Bankruptcy Code. In addition, pursuant to Section 1109(b) of the Bankruptcy Code, all parties in interest, including creditors of the Company, have standing to be heard by the Bankruptcy Court on any issue that may arise in a chapter 11 proceeding.

       The Plan includes certain provisions which discharge and enjoin the assertion or enforcement of claims against the Company, including any claims based upon violations of Federal securities laws. In addition, the Company intends to seek releases of its affiliates, stockholders, directors, officers and others (the "Third Party Releases"), which would include releases of claims based upon alleged violations of Federal securities laws arising prior to the Effective Date. There can, however, be no assurances that the injunction provisions or such releases, if obtained, would be valid with respect to such claims. The Company also intends to provide an indemnification of certain released persons to the extent of the value of certain claims of such persons held against the Company and to be released by them. Under certain circumstances, that is, if the Plan is determined to be unconfirmable with the Third Party Release in their current form, at the election of the Company, the scope of this indemnification may be expanded in conjunction with a specific limitation or curtailment of the Third Party Releases.

  1.   PRINCIPAL AMOUNT OF OLD DEBENTURES; PRORATION; EXTENSION THE EXCHANGE
       OFFER.

             Upon and subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange up to $5,250,000, but no less than $4,988,000, in principal amount of Old Debentures which are properly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on November 29, 1995, unless and until the Company shall have extended the period of time during which the Exchange Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. Currently the Company is restricted from extending the Expiration Date since the Settlement Agreement requires that the actual closing occur on or before November 30, 1995. See
  Section 13 for a description of the Company's right to extend the time during which the Exchange Offer is open and to delay, terminate or amend the Exchange Offer. See Section 5 for the conditions to the Company's obligations to accept any tenders.



             If:

             (a) the Company changes the consideration to be exchanged for the Old Debentures or the Company changes the principal amount of Old Debentures being sought, and

             (b) the Exchange Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13, the Exchange Offer will be extended for ten business days from and including the date of such notice. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

             All Old Debentures exchanged pursuant to the Exchange Offer will be exchanged for the Purchase Price. All Old Debentures not exchanged pursuant to the Exchange Offer will be returned to the tendering Old Debtholders at the Company's expense promptly following the Expiration Date.

             In the event that proration of the New Debentures for the tendered Old Debentures is required, if any New Debentures are to be issued after taking into account indebtedness in respect of the Net Worth Note which may be owing to Dollar pursuant to the Proposed Sale and after taking into account the Old Debentures which are not tendered pursuant to the Exchange Offer, the Company will determine the final proration factor promptly after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately seven New York Stock Exchange trading days after the Expiration Date, it will announce preliminary results of proration by press release promptly after the Expiration Date. Old Debtholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

             AT PRESENT, THE COMPANY ANTICIPATES THAT ALL OR SUBSTANTIALLY ALL OF THE NET WORTH NOTE, IN AN AGGREGATE AMOUNT NOT TO EXCEED $1,050,000, WILL BE ISSUED TO OFFSET SHORTFALLS IN THE NET WORTH OF THE DIVISION AS OF THE DEEMED CLOSING OF THE PROPOSED SALE. AS A RESULT, THE COMPANY ANTICIPATES THAT IT IS UNLIKELY THAT IT WILL ISSUE ANY SIGNIFICANT AMOUNT OF NEW DEBENTURES.

  2.  PROCEDURE FOR TENDERING OLD DEBENTURES.

             Proper Tender of Old Debentures. For Old Debentures to be properly tendered pursuant to the Exchange Offer:

             (a) the Old Debentures (or confirmation of receipt of such Old Debentures pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received at or before the Expiration Date by the Depositary at one of its addresses set forth on the last page of this Offer to Exchange; or

             (b) the tendering Old Debtholder must comply with the guaranteed delivery procedure set forth below.

             Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Old Debentures tendered therewith, and delivery of the Purchase Price is to be made directly to such registered holder, or (ii) Old Debentures are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

             If an Old Debenture is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment of the Purchase Price is to be made, to a person other than the registered holder, then the Old Debenture must be accompanied by the assignment form attached to the Debentures signed exactly as the name of the registered holder appears on the Old Debenture, with the signature on the assignment form guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

             In all cases, delivery of the Purchase Price for Old Debentures tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the Depositary of such Old Debentures (or a timely confirmation of a book-entry transfer of such Old Debentures into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Old Debtholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

             Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 20% of the gross payments made pursuant to the Exchange Offer, each Old Debtholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such Old Debtholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign Old Debtholders who are individuals must submit Form W-8 in order to avoid backup withholding.

             The Depositary will withhold 30% of the gross payments payable to a foreign Old Debtholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. For this purpose, a foreign Old Debtholder is an Old Debtholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. The Depositary will determine an Old Debtholder's status as a foreign Old Debtholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the Old Debtholder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. A foreign Old Debtholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such Old Debtholder may be eligible should consider doing so in order to avoid over-withholding.

             For a discussion of certain other federal income tax consequences to tendering Old Debtholders, see Section 11.

             Book-Entry Delivery. The Depositary will establish an account with respect to the Old Debentures at each of the Book-Entry Transfer Facilities for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Debentures by causing such facility to transfer such Old Debentures into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Old Debentures may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Exchange at or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to one of the Book-Entry Transfer Facilities does not constitute delivery to the Depositary.

             Guaranteed Delivery. If an Old Debtholder desires to tender Old Debentures pursuant to the Exchange Offer and such Old Debtholder's Old Debentures are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary at or before the Expiration Date, such Old Debentures may nevertheless be tendered, provided that all of the following conditions are satisfied:

             (a)  such tender is made by or through an Eligible
       Institution;

             (b) the Depositary receives (by hand, mail, telegram, telex or facsimile transmission), at or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Exchange (indicating the principal amount of Old Debentures being tendered); and

             (c) all tendered Old Debentures in proper form for transfer (or confirmation of book-entry transfer of such Old Debentures into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within five New York Stock Exchange trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

             Determinations of Validity; Rejection of Old Debentures; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Debentures will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer and any defect or irregularity in the tender of any particular Old Debentures. No tender of Old Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

  3.  WITHDRAWAL RIGHTS.

             Except as otherwise provided in this Section 3, tenders of Old Debentures pursuant to the Exchange Offer are irrevocable. Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

             For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the last page of this Offer to Exchange) a written, telegraphic, telex or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having deposited the Old Debentures to be withdrawn, the principal amount of Old Debentures to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Old Debentures. If the Old Debentures have been delivered or otherwise identified to the Depositary, then, prior to the release of such Old Debentures, the tendering Old Debtholder must also submit the serial numbers shown on the particular Old Debentures to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Old Debentures tendered by an Eligible Institution). If Old Debentures have been tendered pursuant to the procedure for book-entry transfer set forth in
  Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Any Old Debentures properly withdrawn will thereafter be deemed not tendered for purposes of the Exchange Offer. Withdrawn Old Debentures may, however, be retendered at or before the Expiration Date by again following any of the procedures described in Section 2.

  4.  EXCHANGE OF OLD DEBENTURES.

             Promptly after the Expiration Date, upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange properly tendered Old Debentures. Accrued interest on the Old Debentures tendered and accepted will not be paid. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, subject to proration of the New Debentures, if any are to be issued after taking into account indebtedness in respect of the New Note (as defined in the Settlement Agreement) which may be owing to Dollar pursuant to the Proposed Sale and after taking into account the Old Debentures which are not tendered pursuant to the Exchange Offer, Old Debentures which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance such Old Debentures for exchange pursuant to the Exchange Offer.

             Delivery of the Purchase Price for Old Debentures exchanged pursuant to the Exchange Offer will be made by depositing the aggregate Purchase Price (consisting of a check for the aggregate Cash Payments, a stock certificate representing the appropriate amount of Common Stock and prorated portion of the New Debentures if any are to be issued after taking into account indebtedness in respect of the New Note (as defined in the Settlement Agreement) which may be owing to Dollar pursuant to the Proposed Sale and after taking into account the Old Debentures which are not tendered pursuant to the Exchange Offer) therefor with the Depositary, which will act as agent for tendering Old Debtholders for the purpose of receiving payment from the Company (or in the case of the Cash Payment, the Escrow Agent; See -- Section 7) and transmitting payment to the tendering Old Debtholders. In the event of proration, the Company will determine the proration factor and will pay the Purchase Price for those tendered Old Debentures accepted for exchange promptly after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately seven New York Stock Exchange trading days after the Expiration Date. Old Debentures not exchanged will be returned (or, in the case of Old Debentures tendered by book-entry transfer, such Old Debentures will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Old Debentures) promptly after the Expiration Date without expense to the tendering Old Debtholders. Under no circumstances will the Company pay interest on the Purchase Price.

             The Company will pay all transfer taxes, if any, payable on the transfer to it of Old Debentures acquired pursuant to the Exchange Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Exchange Offer) if non-exchanged Old Debentures (or portions thereof) are to be registered in the name of any person other than the registered holder, or if tendered Old Debentures are registered in, the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

             Payment for Old Debentures may be delayed in the event of difficulty in determining the principal amount of Old Debentures validly tendered. See Section 1. In addition, if certain events occur, the Company may not be obligated to exchange Old Debentures pursuant to the Exchange Offer. See Section 5.

  5.  CERTAIN CONDITIONS OF THE EXCHANGE OFFER.

             Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange any Old Debentures tendered, and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Securities Exchange Act of 1934 requiring prompt payment for or return of Old Debentures) the acceptance for exchange of, and the payment for, Old Debentures tendered, if at any time on or after October 31, 1995, and at or before the time of exchange of any such Old Debentures, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Exchange Offer or with such exchange:

             (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative authority or any other person or before any court or governmental, regulatory or administrative authority which:

                   (1) challenges the making of the Exchange Offer, the exchange of Old Debentures pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer; or

                   (2) in the Company's sole judgment, could materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Exchange Offer's contemplated benefits to the Company; or

             (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, promulgated, amended, enforced or deemed to be applicable to the Exchange Offer or the Company by any court or any government or governmental, regulatory or administrative authority which, in the Company's sole judgment, would might directly or indirectly:

                   (1) make the acceptance for exchange or exchange of, some or all of the Old Debentures illegal or otherwise restrict prohibit consummation of the Exchange Offer;

                   (2) delay or restrict the ability the Company, or render the Company unable, to accept for exchange or exchange some all of the Old Debentures;

                   (3) materially impair the contemplate benefits of the Exchange Offer or the Proposed Sale to the Company; or

                   (4)  materially affect the business, condition
             (financial or otherwise), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

             (c)  there shall have occurred:

                   (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;

                   (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                   (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

                   (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

                   (5) any significant increase or decrease in the market price of the Old Debentures or the Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise), income, operations, Old Debenture or stock ownership or prospects of the Company, or the trading in the Old Debentures or the Common Stock; or

                   (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

             (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations, Old Debenture or stock ownership or prospects of the Company, which, in the Company's sole judgment, is or may be material to the Company; or

             (e) a tender or exchange offer for any or all of the stock of the Company or the Old Debentures (other than the Exchange Offer), or any merger, business combination or other similar transaction with or involving the Company or any of its subsidiaries, shall have been proposed, announced or made by any person or entity; or

             (f)  at least $4,988,000 in principal amount of Old
       Debentures shall not have been tendered and or if tendered shall have been withdrawn on or prior to the Expiration Date; or

             (g) the Company is unable, for any reason, to obtain sufficient funds to pay Cash Payment from the proceeds of the Proposed Sale for the tendered Old Debentures; or

             (h) a default shall exist under the Old Debentures immediately after the exchange of the Old Debentures pursuant to the Exchange Offer or under any other indebtedness of the Company as of the date of the exchange of the Old Debentures pursuant to the Exchange Offer; or

             (i) any conditions to the Proposed Sale shall not have been satisfied; or

             (j) the waivers from the Senior Lenders described in Section 8 are not effective; or

             (k) a voluntary or involuntary bankruptcy case under the Bankruptcy Code is instituted with respect to the Company; or

             (l) the Settlement Agreement is terminated for any reason other than the closing of the Proposed Sale.

             The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including an action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and shall be binding on all parties.

  6.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OLD DEBENTURES.

             The Company has been advised that Scott Lang is the only executive officer or director of the Company who owns any old debentures. Mr. Lang is the holder of $73,000 of Old Debentures and he has indicated that he intends to tender his Old Debentures pursuant to the Exchange Offer.

             In July 1991, the Company exchanged (the "Exchange") 2,916,000 shares of its Common Stock and $3,840,000 for $12,000,000 principal amount of Old Debentures pursuant to the terms of an exchange offer. As a result of the Exchange, the Company's outstanding Old Debentures were reduced to $5,250,000 in aggregate principal amount.

             In order to preserve cash, the Company decided not to pay interest payment of $262,500 due on the Old Debentures on September 1, 1995. The failure to pay interest constituted an event of default under the Indenture on September 30, 1995. Accrued interest, including interest payable on September 1, 1995, on the Old Debentures tendered and accepted for exchange will not be paid.

             Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or its subsidiaries nor any associates of any of the foregoing has effected any transactions in the Old Debentures during the 40 business day period prior to the date hereof. Except as set forth above in this Section 6, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to the Old Debentures or any securities of the Company.

  7.  SOURCE AND AMOUNT OF FUNDS.

             Assuming that the Company receives tenders of Old Debentures which are not withdrawn of at least $4,988,000 in principal amount and all other conditions to the Exchange Offer are satisfied, and the Escrow Agent (defined below) makes the Cash Payment to the tendering Old Debtholders, the Company expects the maximum aggregate cash cost, including all fees and expenses applicable to the Exchange Offer, to be at least $2,494,000 but not more than $2,625,000.

             The amount of the Cash Payment is expected to be received from the cash proceeds of $2,625,000 from the Proposed Sale which shall have been deposited by Dollar with Liberty Bank and Trust Company of Tulsa, N.A. who has agreed to act as escrow agent (the "Escrow Agent") for Dollar and the Company with respect to the cash paid by Dollar as part of the Proposed Sale. The escrowed funds will be distributed following the earliest of (i) receipt of written instructions from Dollar and the Company to do so; or (ii) a final, non-appealable order of a court of competent jurisdiction instructing the Escrow Agent to pay particular portions of the escrowed funds to a particular party or particular parties. While the Company expects the conditions to the Proposed Sale to be satisfied prior to the exchange date, there is no assurance that such conditions will be satisfied and the Proposed Sale consummated. Under the terms of the Settlement Agreement, the Proposed Sale must close by no later than November 30, 1995. In addition, under the Proposed Sale, Dollar has the unqualified right to terminate the Settlement Agreement and abandon the Proposed Sale for any reason whatsoever at any time prior to the closing of the Proposed Sale.

  8.  CERTAIN INFORMATION ABOUT THE COMPANY.

             General. The Company was organized under the laws of the State of California on November 10, 1983. The Company's executive office and its mailing address is at 1600 Kapiolani Boulevard, Suite 825, Honolulu, Hawaii 96814. Its telephone number is (808) 926-4242.

             Hawaii Economy and Tourism Industry. Hawaii's year-round tropical climate and scenic resources support a tourism industry that attracted over
  6.4 million tourists in 1994, an increase of 5% in the number of visitors from 1993, reversing a decline over the three years prior to 1994. The Hawaii Visitors Bureau ("HVB") reports that Hawaii had approximately 71,000 hotel rooms and condominium rental units as of December 31, 1994. In 1994, the average daily census of visitors in the State of Hawaii was approximately 158,000, aggregate annual visitor expenditures were estimated at $10.4 billion and the average length of stay of visitors was 8.9 days.

             Hawaii is served by many domestic and international air carriers, as well as a growing number of charter flights which added approximately 500,000 available seats during 1994. Hawaii also has three established interisland airlines. According to the Honolulu International Airport statistician, Hawaii's air carriers handled over 23 million enplaned and deplaned passengers during 1994, with an estimated 13.2 million interisland and 9.8 million overseas and transit passengers. Although availability of airlift to Hawaii is cited by some observers as a limiting factor, in the long run air seat capacity is mainly a function of market demand. Hawaii remains the most popular destination for airline frequent flyer program awards.

             The Company's passenger vehicle rental operation follows the general trend of the tourism industry with demand peaking during holiday periods and the summer months. Revenues from passenger vehicle rentals are affected by variables including general economic conditions, availability and pricing of scheduled and chartered airlift, competition from other destinations and vacation experiences such as cruise lines and gaming, the amount and effectiveness of industry-wide advertising and promotional efforts vis-a-vis consumers and the travel agency distribution system, and the overall pricing and value of the Hawaii vacation product.

             The City and County of Honolulu, Motor Vehicle Division, reports that during 1994 approximately 799,000 passenger motor vehicles were registered in the State of Hawaii of which approximately 69% were registered on the island of Oahu. According to the Hawaii Automobile Dealers' Association, new car and truck sales were approximately 83,000 units in 1994.

             Passenger Vehicle Rental Operations. The Company conducts its passenger vehicle rental operations at 14 customer service locations on the islands of Oahu, Maui, Kauai, Hawaii and Molokai in the State of Hawaii, which include terminal concession locations in the major airports on each island. The Company is also represented by an independent agent on the island of Lanai.

             The Company maintains a fleet of passenger vehicles consisting of compact, mid-size and full-size passenger vehicles, convertibles and minivans. Over the past several years the Company has operated vehicles in its rental fleet manufactured by all of the major domestic manufacturers and has no exclusive automobile purchasing relationships, although the majority of the Company's fleet for model years 1994 and 1995 have been Chrysler products. Additionally during 1994, the Company purchased vehicles from Hyundai Motor America ("Hyundai").

             For several years prior to 1994, General Motors ("GM") and Ford Motor Company ("Ford") were the Company's primary suppliers of rental fleet vehicles. The Company purchased nearly all of its rental fleet under these companies' respective repurchase programs, whereby vehicles purchased under these programs were subject to repurchase by the manufacturer at pre-determined prices, depending on the vehicles' length of service and condition at the time of return ("Repurchase Programs"). During 1993, Ford and GM reduced the overall number of 1994 model year fleet vehicles allocated to the car rental industry and significantly revised the eligibility requirements to obtain rental fleet under Repurchase Programs. The Company could no longer rely on Ford and GM for rental fleet vehicles which made it necessary for the Company to obtain an alternate primary source for its 1994 rental fleet vehicles. As a result, during the last half of 1993 and throughout 1994, the Company leased the majority of its 1994 model year vehicles from Dollar, which is a second-tier subsidiary of Chrysler Corporation ("Chrysler"). Dollar continues to be the Company's primary supplier of rental vehicles in 1995. Under Dollar's Fleet Leasing Program ("Lease Program"), lessees are responsible for returning vehicles to specified auctions on the U.S. mainland and are charged for applicable vehicle reconditioning costs, transportation charges, and mileage penalties. The Company's fleet holding cost per vehicle under the Lease Program is significantly higher than that under the Repurchase Programs.

             During the year, the Company entered into a fleet relationship with Hyundai. The Company purchased vehicles on both a "risk" basis, whereby the Company assumes responsibility for vehicle disposal, and a GDP, whereby the manufacturer guarantees a maximum depreciation amount that any of its vehicles will incur over a stated period which fixes a vehicle's residual value when sold.

             Although there is no assurance that such fleet programs will continue, certain manufacturers have indicated that they expect similar programs to continue for the 1996 model year, despite cutbacks in the number of vehicles allocated to rental car companies under the 1995 model year programs.

             In addition to purchasing risk vehicles, the Company reclassifies portions of its non-risk rental fleet to risk resulting from either vehicles being rejected upon return to the manufacturer or credits and incentives offered by manufacturers to reclassify certain vehicle models. During 1994, the Company reclassified approximately 600 of its 1994 leased fleet to risk and received various credit incentives and allowances which minimized the carrying costs of the vehicles. In the prior year, the Company reclassified certain 1992 and 1993 model year GM Repurchase Program vehicles. The Company received certain incentive credits and fleet allowances in return for reclassifying these vehicles under the GM Long Term Risk Program. The Company operated these GM vehicles as part of its 1994 rental fleet and sold a majority of these vehicles throughout the year. In 1992, the Company also purchased subcompact vehicles under the Risk Program because these vehicles were not made available in sufficient quantities under manufacturers' repurchase programs. These vehicles were sold to the Company and included rebates consistent with the Risk Program and included certain freight concessions. The Company has been able to profitably dispose of its "risk" vehicle fleet.

             The Company's rental vehicles, not all of which were on rent at the respective dates, totaled 5,228, 6,623, and 7,002 at December 31, 1994, 1993, and 1992, respectively. The size of the Company's total fleet, however, varies during the course of each year, depending primarily upon demand factors and fleet considerations.

             Rental Vehicle Disposition. Both the Lease and Repurchase Programs charge the Company for a portion of the transportation of the rental vehicles back to the U.S. mainland for sale. In addition, vehicle reconditioning charges are assessed in order to get the vehicles into saleable condition, and to a lesser extent mileage penalties are also assessed. GM and Ford repurchase all eligible model vehicles at an amount equal to the dealer cost, less the depreciation, freight, reconditioning, and mileage charges per vehicle. For the 1994 model year Dollar received the leased vehicles at designated auctions and subsequently charged the Company for a portion of freight expenses, reconditioning costs, and mileage penalties.

             Certain manufacturers have informed the Company that they expect Repurchase and Lease Programs to continue, although the holding cost of rental vehicles purchased under the program may increase and the number of vehicles offered under the programs may continue to decrease. Although the Repurchase Programs currently in effect provide the Company with an insufficient quantity of rental fleet vehicles, the Company believes Dollar's Lease Programs will be available to satisfy the Company's future rental fleet needs.

             Disposal of risk rental vehicles is the responsibility of the Company. During the year the Company profitably disposed of the remaining subcompact vehicles purchased in 1992 and the majority of the GM vehicles purchased in 1993.

             Automobile Dealerships. On October 30, 1987, the Company acquired Cutter Jeep Renault, Inc., a Jeep Eagle dealership in Hawaii. The Company combined certain existing operations of Cutter Jeep Renault into a full-service car and truck dealership. The subsidiary's name was subsequently changed from Cutter Jeep Renault, Inc. to South Seas Motors, Inc. South Seas operates two locations on the island of Oahu, South Seas Jeep Eagle ("SSJE") and Oahu Chrysler Jeep ("OCJ"). South Seas also operated a used car dealership in Kaneohe which was closed in December 1993.

             The Company leases a 62,000 square foot property at the corner of Nimitz Highway and Lagoon Drive near Honolulu International Airport for its SSJE automobile dealership. The lease expires in December 2002. During 1993, the Company subleased an 8,400 square foot property across the street from its SSJE dealership location and completed expansion of its service facility for this dealership. The sublease expires in December 2002. Management anticipates negotiating for renewal on a timely basis.

             During 1993, South Seas completed expansion of two service facilities at its dealerships located on Nimitz Highway and in Waipahu Industrial Park. The Company expects these facilities to be increasingly profitable over time based on the capacity to service large numbers of vehicles as business at both locations matures. South Seas financed these projects solely through working capital generated by its vehicle sales operations. As of December 31, 1994, South Seas had $574,000 of outstanding mortgage debt related to OCJ.

             In March 1992, South Seas entered into a lease of approximately 55,000 square feet of property in the Waipahu Industrial Park for OCJ. The lease, for which South Seas paid a lease premium of $450,000, expires in 2021. South Seas invested a total of $958,000, of which $800,000 was financed by the Bank of Hawaii, to acquire this leasehold and upgrade the facility to a full service operation. South Seas renovated the building located at the Waipahu Industrial Park and moved its Waipahu Jeep Eagle operations during August 1992. During 1992, Chrysler granted South Seas a Chrysler Plymouth franchise which complemented its existing Jeep Eagle operations at this location.

             South Seas leased approximately 28,300 and 8,500 square feet of property in Kaneohe on the island of Oahu. South Seas closed the dealership in Kaneohe in December 1993. The leases expire in 2003 and 1998, respectively. South Seas assigned the leases for both properties without losses on these assignments.

             During 1994, combined sales at SSJE and OCJ averaged approximately 81 new vehicles and 130 used vehicles per month. In 1993, combined retail sales at SSJE and OCJ averaged approximately 97 new vehicles and 160 used vehicles per month. The decrease in 1994 was mainly due to the limited availability of new Chrysler inventory during 1994 and the closure of a separate used car dealership in Kaneohe. For the first six months of 1995, combined retail sales at SSJE and OCJ averaged approximately 90 new vehicles and 157 used vehicles per month.

             The Company's car sales divisions reported revenues of $39,698,728 for the year ended December 31, 1994, a 9.8% decrease from the $43,987,934 in revenues recorded during 1993. Total new car sales decreased by 14.4% from 1993 levels. Chrysler new car sales alone decreased 33.7% mainly due to the lack of inventory resulting from product allocation restrictions instituted by Chrysler and shortages on most high-demand models. Although SSJE's location sold approximately 160 more new hyundai vehicles during 1994 as compared to 1993, the prices of new Hyundai cars are significantly less than Chrysler cars. Consequently the revenue from the increased Hyundai sales did not make up for the decreased Chrysler sales.

             Inventory shipments on certain models began to increase during the first six months of 1995, and management does not anticipate experiencing similar Chrysler inventory shortages during the rest of 1995.

             South Seas' increased revenues in 1993 over 1992 were a direct result of higher sales volume. During most of 1993, South Seas operated two full service vehicle dealership plus the Kaneohe temporary used-car facility, as compared to the prior year with one full service dealership and the satellite location in Waipahu, which was being developed through September 1992. Excluding the revenue generated by the Kaneohe dealership which closed in 1993, the division's revenue would have still increased $7,703,000 or 24.4%.

             The Company's vehicle sales divisions generated revenues of $22,697,361 for the six months ended June 30, 1995, as compared with $20,933,924 for the same period in 1994. Unit sales for the first half of 1995 were 1479, compared to 1333 in the prior year. New car sales for the six month period were about the same reaching 538 in 1995 versus 552 in 1994, while used car sales increased to 941 from 781 in 1994.

             For the first six months of 1995, operating income was $151,920. The Company's vehicle sales locations generated operating income of $67,000 in 1994, $470,000 in 1993, and $523,000 in 1992.

             Chrysler's lack of production and its restrictive distribution guidelines negatively impacted the Company's dealerships during 1994 by reducing sales inventories. This reduced sales inventory significantly impaired the dealerships' ability to maximize revenue and profitability as Chrysler new car sales for 1994, this increase did not offset the significant decrease in Chrysler unit sales because the revenue and gross profits generated from Hyundai unit sales are less then those generated from Chrysler unit sales.

             During 1993 the Company absorbed a $574,000 loss from its Kaneohe vehicle dealership. This loss included $137,000 which was incurred upon closure of the dealership and was classified as a non-operating expense. The Company closed this satellite dealership in December 1993 when it was unable to acquire a new car franchise for Kaneohe and determined that operating that location solely as a used car dealership would result in continuing losses. Unit sales volume during 1993 increased by 52.6% at the remaining two dealerships when compared to 1992.

             SSJE and OCJ are maturing dealerships and will exhibit gradual but significant changes in their business mix and profitability over the next two to five years. Management anticipates improvement in the dealerships' Customer Satisfaction Index ("CSI"), resulting from increased management attention, intensified training and expanded service facilities resulting in increased customer referrals and repeat business, as well as lowering advertising costs relative to sales volume. Management also anticipates continued growth of service, parts and warranty business at both dealerships. This is a function of past sales, the construction and expansion of parts and service facilities, and increases in sales volume. The contribution from service, parts and warranty departments will help to stabilize revenue and profitability over time. Gross profit in these departments increased from $1,128,103 in 1993 to $1,661,241 in 1994.

             Planned introduction of leasing would add another revenue segment without any material increase in overhead. Leasing has grown significantly and has become a major factor in the new car business and management anticipates that leasing could represent up to 10% of dealership revenues by the end of 1995.

             Although the overall economic outlook for the State of Hawaii is basically flat for the near-term (2-4 years), there are several factors that support a forecast for continued moderate growth at the Company's existing dealerships. At SSJE, sales to military personnel comprise a significant portion of sales volume, and the outlook for continued and even expanded military presence on leeward Oahu (including Pearl Harbor, Hickam Air Field, Schofield Barracks, etc.) is favorable.

             The outlook for interest rates, as they may affect car sales and related economic activity in Hawaii, appears reasonable. Chryslers' product line is vastly improved, and the new minivan line, Chrysler's flagship, has been very well received and all indications are that Chrysler products will continue to control the dominant share of the lucrative minivan market. Chrysler has also updated the Jeep Grand Cherokee and Jeep Wrangler which had enjoyed very good customer acceptance.

             The Hyundai product line has also been completely re-engineered since 1994. As the only Hyundai dealer on Oahu and the leading dealer statewide, SSJE is in the best position to take advantage of these new products and the extensive national advertising undertaken by Hyundai Motor America.

             To capitalize on these opportunities, the Company's management will devote attention to maximizing sustained profitability at the Company's dealerships. Even though the dealerships represented about 50% of the Company's total revenues in the first half of 1995, the crisis at the Division has been the primary focus of the Company's attention.

             The first element of growth will be to focus on increased revenues and profit at the two existing Oahu locations, as described above.
  Management believes that the conditions for success are already in place including expanded facilities, upgraded customer service, improved sales management, and stronger financial planning and controls.

             From this base, management intends to seek opportunities to profit from the well-documented consolidation that is occurring in the automobile dealership industry. Over the past decade, many dealerships have either closed or been acquired by stronger management groups. Historically, the auto manufacturers have granted new-car franchises to individual dealers, many of which have passed from generation to generation, but not all of which have been able to adapt successfully to the up to date management approaches required today.

             The Company's operations and its capital base are most likely to arise in "secondary" markets on the U.S. mainland. The Company's management has been successful in identifying and securing three prime dealership locations in Hawaii and has established dealerships at two of these locations; however the Company was not able to secure a new car franchise for the third site, at Kaneohe on windward Oahu. Therefore the Company will systematically review other dealership acquisition opportunities as they arise, through factory and personal contacts. Management's philosophy will be to continue to groom dealership managers so that they will be qualified and motivated to become equity partners in acquired dealerships.
  Acquisitions may be made with a combination of cash, earn-out financing and stock.

             Fleet Financing. The Company finances its rental vehicles through Dollar's leases, commercial financing sources, and the financing affiliates of GM and Ford. During 1994, a significant portion of the Company's rental fleet was leased through Dollar. South Seas and OCJ finance their new car inventory under $13,500,000 in lines of credit with Chrysler Credit Corporation. These loans bear interest at a floating rate equal to the prime rate plus 1%. Interest only is payable, with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. The Company had outstanding as of June 30, 1995, December 31, 1994 and 1993, $9,258,000, $4,402,000 and $7,851,000,
  respectively, of financing under these lines of credit. South Seas and OCJ presently sell most retail paper to Chrysler Credit and Bank of Hawaii.
  These financing obligations will be assumed by Dollar on the consummation of the Proposed Sale.

             The Company's interest rate on its fleet debt, for the most part, fluctuates with the "prime lending rate". Prime rate fluctuations affect monthly lease rates under the Lease Program. As such, the Company's fleet holding cost is very sensitive to major changes in interest rates.

             Rental Vehicle Leasing. Pursuant to terms of the Master Lease Agreement, Dollar agreed to lease to the Company vehicles for its rental fleet in accordance with the fleet mix requirements of its Lease Program.
  The Company leased approximately 4000 1994 model year Chrysler vehicles under the Lease Program and approximately 4,000 1995 model year Chryslers for its 1995 fleet. The elements of the Lease Program offer delivery of the vehicles in Hawaii, incentive credits, rebates, fleet allowances and return of the vehicle contingent upon the condition of the vehicles when returned and whether the Company has held the vehicles for a specified minimum holding period.

             During 1994 and in 1995, the Company secured certain assistance from Dollar to reduce the Company's fleet holding costs; however, the Company believes it is still incurring higher fleet holding costs relative to its competitors net fleet holding costs. There is no assurance that the Company will be able to obtain assistance from Dollar in future years. The Company's obligations under the Lease Program will be assumed by Dollar on the consummation of the Proposed Sale.

             As of December 31, 1994, 1,900 vehicles in the Company's rental vehicle fleet were leased from Dollar.

             Commercial Fleet Financing. As of December 31, 1994, the Company maintained various lines of credit with the Bank of Hawaii (the "Bank") which provided up to $19,984,000 in financing for its rental fleet vehicles. These credit lines were used for vehicles subject to manufacturer repurchase, vehicles purchased outside the repurchase programs ("risk vehicles"), and vehicles rejected upon turn back by the Company to the manufacturer. These loans bear interest at a floating rate equal to the prime rate plus 1% to 2.75%. Loans relating to vehicles subject to manufacturer repurchase are amortized at monthly rates ranging from 2% to 3% of the wholesale invoice cost of the financed vehicles. Loans relating to risk vehicles or relating to vehicles rejected upon turn back by the Company to the manufacturer are amortized in monthly installments equal to 3% of the wholesale invoice cost or refinanced balance. As of December 31, 1994 and 1993, $7,792,000 and $10,934,000, respectively, were outstanding with the Bank.

             Under the most restrictive covenants contained in one of the agreements in effect as of December 31, 1994, the Company was required to maintain a defined (i) minimum consolidated net worth; (ii) minimum working capital; (iii) minimum interest coverage ratio; and (iv) minimum cash flow coverage. The Company was not in compliance with certain of these covenants at December 31, 1994. However, as of June 30, 1995, the Company had decreased its outstanding balance under these credit lines to approximately $735,000 and the Company anticipates this balance to be paid off in the next several months. In addition, as part of its fleet plan for 1995, certain of the vehicles securing two of these credit lines were disposed of prior to July 1995 and the balance of such vehicles are scheduled for disposal over the next several months. The Company anticipates that the proceeds from the disposal of these vehicles will cover the amount outstanding under the related lines of credit. Consequently, the Company does not expect the Bank to declare it in default for noncompliance with these covenants, nor does it expect its operations or financial condition to be materially affected by such noncompliance. These financing obligations will be assumed by Dollar on the consummation of the Proposed Sale.

             During 1994, the Company obtained a $15,000,000 line of credit with Finova to finance the Lease Program. These loans bear interest at a floating rate equal to the prime rate plus 1.75%. Loans relating to vehicles subject to the GDP are amortized at the monthly rate of 3% of the invoice cost of the financed vehicles. Loans relating to risk vehicles are amortized in monthly installments equal to 2.5% to 3% of the invoiced cost. As of December 31, 1994, the Company had $14,700,000 outstanding under this line. These financing obligations will be assumed by Dollar on the consummation of the Proposed Sale. The Company is negotiating with Finova regarding these defaults and anticipates reaching a compromise prior to the closing of the Proposed Sale and the consummation of the Exchange Offer.

             Under the most restrictive covenants contained in the Finova loan agreement in effect as of December 31, 1994, the Company was required to maintain a defined minimum consolidated net worth and a minimum debt service coverage ratio. The Company was not in compliance with certain of these covenants at December 31, 1994, but had obtained a written waiver from Finova regarding such non-compliance. As of June 30, 1995, the Company had $7,996,000 outstanding under the Finova loan agreement and still was not in compliance with certain of these covenants. At present no waiver is continuing in existence for these defaults. Currently the Company is arrears on two principal payments to Finova. The Company has requested and has received a verbal commitment from Finova to forgive one principal payment in order to assist the Company in meeting its minimum net worth requirement.

             Manufacturer Affiliate Fleet Financing. The Company receives its manufacturer affiliate financing for its rental vehicle fleet through General Motors Acceptance Corporation ("GMAC"), an affiliate of GM and Ford Motor Credit Company ("FMCC"), an affiliate of Ford.

             Pursuant to the terms of the loan agreement dated January 9, 1990, as amended for 1994, between the Company and GMAC, GMAC has agreed to make loans under revolving credit notes based upon the value of the vehicles purchased, to a maximum of $20,000,000. These loans bear interest at a floating rate equal to the prime rate plus 0.75% to 2%, and are due and payable in 15 to 24 months after the vehicles are placed in service. Loans relating to vehicles subject to manufacturer repurchase are amortized at monthly rates ranging from 1% to 1.6% of the wholesale invoice cost of the financed vehicles. Loans relating to vehicles not subject to manufacturer repurchase or relating to vehicles not accepted for repurchase are amortized in monthly installments equal to 2.5% of the wholesale invoice cost or refinanced balance. As of December 31, 1994 and 1993, $8,863,000 and $17,741,000 were outstanding under the agreement with GMAC. As of June 30, 1995, $550,000 was outstanding under the agreement with GMAC. Currently, the line with GMAC has expired and Dollar has agreed as a part of the Proposed Sale to assume the outstanding balance of approximately $100,000.

             The agreement with GMAC contains negative covenants restricting the Company's ability to, among other things, (i) incur liens, security interests or encumbrances with respect to any vehicles; (ii) declare any dividend or make any distribution to shareholders; (iii) merge or consolidate with any other company or dispose of all or substantially all of its assets; or (iv) acquire all or substantially all of the assets of another company.

             Pursuant to the terms of the Promissory Note dated December 23, 1983, as amended, from the Company to FMCC, FMCC agreed to make loans under security agreements based upon the value of the vehicles purchased, to a maximum of $7,500,000. These loans bear interest at a fixed rate equal to the prune rate in effect when the borrowing occurs plus 1% to 1.5%, and are due and payable 13 months after the vehicles are placed in service. Loans are amortized at rates ranging from 1.3% to 2.3% of the wholesale invoice cost of the financed vehicles. As of December 31, 1994 and 1993, $8,622,000 and $9,127,000 were outstanding under the agreement with FMCC. As of June 30, 1995, $281,000 was outstanding under the agreement with FMCC.

             The agreement with FMCC contains negative covenants restricting the Company's ability to, among other things, (i) guaranty the debt of others and (ii) merge or consolidate with any other company or dispose of all or a substantial portion of its assets. In addition, the agreement with FMCC requires the Company to maintain a specific debt to tangible net worth. As of June 30, 1995, the Company was not in compliance with certain of the covenants under the agreement with FMCC. Therefore, the Company does not believe that there would be any additional availability under this facility.

             Based upon the restrictive eligibility requirements imposed by GM and Ford which resulted in decreased rental fleet allocations for the Company, present financing needs required of both GMAC and FMCC are expected to be minimal. The Company has maintained favorable relationships with these entities in the past and expects to continue any financing agreements as necessary; however no assurance can be given that such agreements will be available.

             Automobile Dealership Financing. South Seas and OCJ finance their new car inventory under lines of credit having aggregate availability of $13,500,000 with Chrysler Credit Corporation. These loans bear interest at a floating rate equal to the prime rate plus 1%. Interest only is payable, with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. SSJE and OCJ collectively had outstanding as of December 31, 1994 and 1993, $4,402,000 and $7,851,000, respectively, of financing under these lines of credit. As of June 30, 1995, SSJE and OCJ collectively $9,258,000 outstanding under these lines of credit. These financing obligations will not be assumed by Dollar as part of consummation of the Proposed Sale and will be retained by SSJE and OCJ if the Proposed Sale is consummated.

             Other Financing. Over the past two years, the Company completely replaced its computer systems for car rental reservations and accounting with an advanced rental customer computer software system developed jointly with a software development company. The system is fully operational at all rental locations. Lease financing covered most of the related expenditures and as of December 31, 1994, the Company had outstanding $656,000 of capital lease financing. Payments of $18,000 are made monthly, with the leases maturing in 1998. These financing obligations will be assumed by Dollar if the Proposed Sale is consummated.

             The Company, South Seas and OCJ collectively had outstanding as of December 31, 1994, $1,370,000 of mortgage loans owed to the Bank for the Company's baseyard facility on Oahu, and the dealership for SSJE and the facility for OCJ. Aggregate principal and interest payments for this mortgage loans of $29,500 are made monthly, with the mortgage loans maturing from June 1995 through February 1998. As of June 30, 1995, the Company had an outstanding balance of approximately $161,000 under the mortgage loan for its baseyard facility on Oahu, SSJE had an outstanding balance of approximately $578,000 under the mortgage loan for its dealership and OCJ had an outstanding balance of approximately $528,000 under the mortgage loan for its facility. The Company, SSJE and OCJ were not in compliance with certain of the covenants under these loans. The Company has received an extension until November 30, 1995 on the matured loans for the baseyard facility. OCJ has received an extension until November 30, 1995 on the matured loans for its facility. The $161,000 mortgage loan will be assumed by Dollar as part of consummation of the Proposed Sale. The other financing obligations will not be assumed by Dollar as part of consummation of the Proposed Sale and will be retained by SSJE and OCJ if the Proposed Sale is consummated. The Company has been notified by the Bank that it will extend its mortgage bank debt related to the SSJE dealership which would have otherwise matured on November 30, 1995 in return for an increase in the applicable interest rate to prime plus 3.5% per annum. The Bank has advised the Company that the increase is designed to motivate the Company to seek alternative sources of refinancing for this indebtedness. The Company is pursuing such alternatives. Other future credit arrangements will be reviewed by the Company in light of the capital needs of the Company and South Seas.

             The Company had outstanding as of June 30, 1995, $416,000 of mortgage debt owed to First Hawaiian Bank ("First Hawaiian") for its baseyard facility in Kauai. Principal is amortized on a monthly basis with payments of $13,500 per month through October 1998. Under the most restrictive covenant of the related loan agreement, the Company is required to maintain a defined debt to net worth ratio. As of December 31, 1994, the Company was not in compliance with this covenant, but had obtained a written waiver from First Hawaiian regarding such non-compliance and as of June 30, 1995, the Company continued not to be in compliance with certain of the covenants thereunder. These financing obligations will be assumed by Dollar as part of consummation of the Proposed Sale and will not be retained by the Company if the Proposed Sale is consummated.

             During 1993, the Company received a $500,000 loan from the United States Small Business Administration to cover losses resulting from Hurricane Iniki during September, 1992. The loan, which bears interest at the rate of 6%, is being amortized through October 1995 with total interest and principal payments of $17,000 per month. As of June 30, 1995, $76,000 of principal for this loan remained outstanding and the Company was not in compliance with certain of the covenants thereunder. This financing obligation will be assumed by Dollar if the Proposed Sale is consummated.

             License. The Company became the exclusive licensee of Dollar for the State of Hawaii pursuant to a license agreement dated April 3, 1974. In 1990, Dollar became a wholly-owned subsidiary of Pentastar Corporation, which is a wholly-owned subsidiary of Chrysler Corporation.

             In 1988, Dollar granted the Company license rights in Japan, The Peoples' Republic of China, South Korea, Hong Kong, Taiwan, Guam and other South and Western Pacific territories and countries ("Asian rights"). However the majority of these Asian rights were repurchased by Dollar in 1991. The balance of these rights were assigned to Dollar as part of the 1994 Assistance Agreement.

             The License was modified pursuant to the terms of the 1994 Assistance Agreement, whereby Dollar Systems reduced the license fees payable by the Company to Dollar System during 1994 and also procured a Bond on behalf of the Company to satisfy the Company's self-insurance requirements. In connection with the issuance of the Bond, the Company assigned Dollar its receivable from the sale of the Asian rights as part of the collateral for the self-insurance surety Bond with the State of Hawaii.

             The License grants to the Company the right to conduct its "vehicle renting business" under the name Dollar Rent A Car and similar names. The License relates to the short-term rental of motor trucks, trailers and passenger vehicles. Pursuant to the License, Dollar provides the Company with necessary support and certain marketing and reservation assistance. Specifically, the Company benefits from Dollar's available resources and facilities, and Dollar's worldwide reservation system, advertising, publicity, public relations, sales promotion, and certain promotional materials.

             The License does not have a fixed term. The Company, however, does have the right to terminate the License at any time by giving 60 days prior written notice to Dollar. Dollar may terminate the License if the Company defaults in the performance of its obligations under the License and fails to cure its defaults within the period of time provided under the License. The License provides that it will terminate automatically if the Company attempts to assign its interest under the License without consent.
  In the event of termination, the License requires the Company to assign to Dollar, upon their request, all of its airport contracts, concessions, leases and other arrangements pertaining to the use of real estate, and provides that Dollar shall thereafter have the right to conduct vehicle rental operations at all such locations for its own benefit, or to designate another licensee. Such termination would also prohibit the Company from using all trade names, trademarks, signs, advertising, promotional materials and similar items of identification associated with Dollar. Any such termination would, of course, have a material adverse effect upon the Company and its operations.

             The License also affords Dollar certain rights of approval concerning members of management of the Company. In the event of the termination of employment of Alan M. Robin, Chairman, President and Chief Executive Officer of the Company, the License provides that the Company shall within 90 days give Dollar written notice of the identity and qualifications of the person to be designated as Chief Executive Officer of the Company, subject to the consent of Dollar, which consent shall not unreasonably be withheld. In the event Dollar reasonably determines that the person identified in such notice is not qualified, Dollar shall within 30 days notify the Company that it has elected to withhold its consent, and must specify m reasonable detail all deficiencies in the qualifications of such person upon which it has relied in making such determination. The License further provides that the procedure set forth above shall be repeated until the Company and Dollar have reached an agreement concerning the identity of the person to be designated as Chief Executive Officer of the Company.

             The Company pays Dollar a license fee which consists of a percentage of revenues adjusted for certain allowances and offsets. In addition, the Company pays for reservations made through Dollar's worldwide reservation system.

             Upon consummation of the Proposed Sale, Dollar will terminate the License and the Company will have no further obligations or rights with respect thereto.

             Insurance. From April 1, 1987 through February 5, 1995, the Company was self-insured in the State of Hawaii with respect to statutory no-fault and auto liability claims up to $500,000 per occurrence resulting from accidents involving its rental vehicles. Claims were adjusted using Company employee adjusters, supervised by a Company employed licensed adjuster who also serves as the Company's risk manager. During February 1995, the Company elected to enroll with a commercial insurance carrier to cover all future statutory no-fault and auto liability claims. Under this policy, the Company maintains coverage for claims up to $500,000 per occurrence with a $25,000 deductible. The Company is self-insured for the amount of claims in excess of $500,000 per occurrence.

             In addition to the liability the Company may have for its own negligence, the Company also has liability to a renter of vehicles in Hawaii based upon the "no-fault" doctrine and to others based upon the "third party liability" doctrine. Under the no-fault doctrine, the Company's liability to renters, their passengers and pedestrians (including those on cycles or mopeds) is limited to $20,000 per person for medical expenses and wage losses. With respect to third party liability, the Company's liability is limited to $25,000 per injured claimant for bodily injury, and $10,000 property damage per accident.

             As of June 30, 1995, the Company's estimated reserve for self-insurance liability was $1,873,422. The Company believes that this reserve is adequate based upon historical information available. However, an increase in the cost of self-insured claims could adversely affect the Company's financial condition and results of operations.

             As a self insured entity, the Company was required to post a surety bond or cash collateral with the Insurance Department of the State of Hawaii to maintain its self insurance certificate. As part of the 1994 Assistance Agreement Dollar procured the extension of a previously posted $3,400,000 bond (the "Bond") on behalf of the Company to meet these requirements. The Company is required to indemnify Dollar and certain of its affiliates in connection with the Bond. To secure the Company's indemnification of those parties, the Company: (i) assigned to Dollar its receivable from the sale of the Asian rights, (ii) assigned to Dollar its interest in the License, and (iii) granted to Dollar a junior mortgage covering the Company's leasehold interest in its SSJE and OCJ locations.

             Marketing and Customers. The Company's passenger vehicle rental customers consist principally of tourists, convention visitors and other group travelers, business people, and local residents. Vehicle rental bookings are made through travel industry distribution channels including retail agents and wholesale travel marketers such as tour operators, hotel chains, condominium management companies, airlines and ground operators as well as by walk-up customers at airport and in-town locations.

             The Company has focused much of its marketing efforts on developing marketing partnerships and contractual relationships with wholesale tour operators, hotels and airlines that provide pre-packaged travel arrangements to consumers through independent travel agents. Pre-packaged travel arrangements comprised approximately 50% of the Company's vehicle rentals in 1994, 1993 and 1992. Typically, such contracts are for a term of one to five years at net wholesale rates that reflect the Company's savings in marketing, advertising, and retail commission expense. These contracts provide tour operators the flexibility to include car rentals with air, hotel and other travel arrangements.

             The Company has an agreement with Pleasant Travel Service, a California corporation doing business as Pleasant Hawaiian Holidays ("Pleasant"), pursuant to which the Company has agreed to provide passenger rental vehicles to Pleasant's customers at special rates. Pleasant has agreed to use the Company for up to 475,000 vehicle rental days annually in connection with its published and advertised Hawaii tour packages that include the rental of a vehicle. Pleasant has been, and continues to be, a major tour operator in Hawaii. Pleasant currently makes travel arrangements for approximately 20,000 tourists to Hawaii per month. The agreement with Pleasant extends through December 15, 2002, is renewable and may be terminated by either party without cause upon one year's notice and by Pleasant upon 90 days notice if the Company defaults in the performance of its obligations and fails to cure the default within a 30-day period following receipt of a notice of such default. Pleasant is not required to use the Company as its exclusive rental car supplier. Pleasant has indicated that due to its increased business volume, up to 15% of Pleasant's car rental volume may be assigned to a supplemental provider commencing February 1, 1996.

             During 1994, 1993 and 1992 revenues generated under the agreement with Pleasant were approximately $8,390,000, $5,183,000, and $5,815,000, respectively, exclusive of charges to individual renters for loss damage waivers, gasoline and upgrades. These amounts represented approximately 15.5%, 9.6%, and 11.5% of the Company's vehicle rental revenued in those years, respectively. The increase in 1994 is attributable to Pleasant's startup of scheduled air service from the west coast operated by American Trans Air ("ATA"). ATA provided Pleasant with approximately 200,000 available air seats to Hawaii pursuant to a multi-year agreement. There can be no assurance, however, that the Company will continue to realize sales volume at this level from the Pleasant arrangement, or that if such revenues are realized, that they will generate profits.

             In order to obtain maximum benefits from these sources, the Company has begun to devote additional manpower and data processing resources to monitor these sources and adjust rates more frequently to compete in these markets. By implementing yield management systems and exercising greater control over inventory allocation and price movements, management expects continued improvement in fleet utilization and prices. Due to higher fleet related costs and reduced availability of inventory, the Company's marketing efforts during 1994 emphasized increasing rates and yield and greater selectivity in acquiring and assigning inventory to travel industry accounts.

             The Company pays commissions to travel agencies on this retail business at competitive commission levels, generally based on volume. The Company also pays the Licensor a fee for each reservation received.

             The Company receives certain marketing support from the Licensor. The Company also conducts limited consumer and travel trade advertising throughout the State of Hawaii, on the U. S. mainland and in Japan. The Company also participates in model year advertising programs funded by Chrysler. Such programs support both the Company's direct promotional efforts, as well as cooperative advertising programs with certain wholesale customers both within and outside the State of Hawaii. The Company contracts with a general sales agency for sales support in Japan.

             Competition. The vehicle rental industry in the State of Hawaii is highly competitive. The vehicle rental companies as a group compete with bus tours, mini-bus tours and public transportation. All of the major national companies, including Hertz, Avis, National, Budget and Alamo, operate in Hawaii, as well as various independently owned vehicle rental businesses. The major competitors of the Company each have substantially greater resources than the Company and, unlike the Company, are neither licensees nor franchisees. These competitors have the ability to provide additional resources to their Hawaii operations and to subsidize their Hawaii operations with funds generated from other locations.

             The Company's vehicle sales operations compete with other new and used car dealerships on the island of Oahu. The Company competes with two other Jeep Eagle dealerships, one other Chrysler Plymouth dealership and many other new car dealerships that sell vehicles manufactured by other domestic and foreign manufacturers. Certain dealers have greater resources, hold multiple dealerships and are therefore able to devote more advertising dollars to their dealership operations.

             Employees. As of December 31, 1994, the Company had approximately 453 full and part time employees, of which 104 were employed at South Seas. The Company has no collective bargaining obligations or agreements and management considers relations with its employees to be generally good.

             Government Regulation. The vehicle rental and sales industries in Hawaii are subject to federal, state, and local government regulations generally applicable to bus and vehicle owners, including those relating to licensing and safety of vehicles, the sale of loss damage waivers, new and used vehicle sales, and environmental protection.

             The Company's counter spaces and operational facilities at the Honolulu International Airport are leased from the Department of Airport Properties, a division of the State Department of Transportation. The Company's counter spaces and operational facilities at other airports are leased from the respective airport authorities in the counties of Kauai, Maui and Hawaii.

             The Company has seven underground and one above ground petroleum product storage tanks and one underground waste oil storage tank on its properties. The Company is subject to the federal and state laws governing the ownership and operation of these storage tanks. These laws require the Company to test periodically the integrity of these tanks and to mitigate or remedy the environmental effects of any releases of products from the storage tanks. In 1993, the Company was advised of a petroleum leak at the baseyard location for vehicle rental operations on the island of Oahu. The closure and removal of the waste oil storage tank was completed in 1994. The Company has recorded adequate reserves in anticipation of any further remedial efforts at the baseyard location.

             During November 1994, the Company received several citations from the United States Environmental Protection Agency ("USEPA") relating to one of its baseyard locations on the island of Hawaii. The most significant comment cited the Company for not performing certain acceptable leak and precision tightness procedures as part of its annual testing. The Company's environmental consultants who performed the tank test clarified the necessary procedures with the USEPA and are working with the Company to ensure that proper testing procedures are performed for all of the Company's tanks. No leaks or contamination were discovered during the testing by the environmental consultants.

             On June 15, 1995, the Company received a notice of violation from the USEPA for several non-conformance issues relating to its Kauai facility. These violations have been corrected and the Company has received written confirmation of the corrective steps it has taken from the USEPA. In addition, the Company and Dollar discovered in the course of the due diligence conducted by Dollar's environmental advisors ground contamination at its Molokai facility which the Company has been advised by its environmental advisors could require remediation costs estimated to be between $50,000 and $100,000.

             The Company does not expect to be materially affected by the Americans With Disabilities Act because it has the ability to service disabled persons from its "on airport" locations and these airports will be required to be in compliance with that Act.

             In 1992, certain legislation was enacted in the State of Hawaii which has an impact on the Company's self insurance program. Under this legislation, the Company's maximum insurance obligation with respect to No Fault medical and wage loss payments was increased from $15,000 to $20,000 per claimant. Bodily injury liability insurance provided to drivers of the Company's vehicles was reduced from $35,000 per claimant to $25,000 per claimant. In addition, the payment of medical expenses related to No Fault coverage incurred after January 1, 1993 is subject to a fee schedule, which has reduced the No Fault payments required by the Company by about 15% for 1993 as compared to 1992. Under these laws, medical treatment is also subject to frequency guidelines which should further reduce the Company's costs.

             During 1993 and 1994 no legislation was passed in the Hawaii legislature which would result in significant additional costs for the Company and its major competitors and eventually result in increases in the price that vehicle rental companies charge their customers.

             Properties. As of December 31, 1994, the Company operated from 14 customer service locations on the islands of Oahu, Maui, Kauai, Hawaii and Molokai in the State of Hawaii. The Company believes that its concessions, baseyards and other facilities are adequate for its business operations for the next two to three years. During 1994, the Company's fixed and minimum
  rent expense amounted to $3,934,000.   In addition, the Company paid
  percentage rent of $2,201,000.

             The Company operates its airport counter spaces, baseyard, and other facilities at the Honolulu International Airport under a concession with the State of Hawaii which expires in February 1998. The concession provides the Company with 15,000 square feet for its washing, fueling and maintenance area, and 131 rental car parking spaces.

             The Company also operates a baseyard facility on Oahu which it leases from the State of Hawaii. The baseyard facility's permanent improvements consist of office space, repair and maintenance facilities, fueling facilities, and vehicle washing and parking space. The Company, along with the other car rental companies which occupy similar baseyard facilities in the immediate area, renewed its lease term through February 1998.

             The Company's Waikiki rental operations are based at two facilities. Its vehicle rental and storage facility is located in the Island Colony Hotel, at which the Company has a lease expiring in October 1997. The Company's other Waikiki facility, which the Company began leasing in March 1993, includes vehicle return space, washing facilities and vehicle parking
  space.   The facility is operated on 26,400 square feet of property located on Kalakaua Avenue. The original lease term expired in October 1995. The Company began operating under a month to month lease effective November 1, 1995. The landlord for this property is currently undergoing a reorganization pursuant to Chapter 11 of the Bankruptcy Code and the Company is negotiating with the debtor in possession to obtain a month to month lease with a 120 day cancellation notice. The Company has received no indication that it will be asked to vacate this property.

             The Company also operates vehicle rental counter space and vehicle storage facilities at seven major Waikiki hotels.

             The Company leases approximately 13,600 square feet of office space which it uses for its corporate and reservation Operations. The lease was renewed during 1994 and expires in July 2000.

             The Company leases a 62,000 square foot property at the comer of Nimitz Highway and Lagoon Drive near the Honolulu International Airport for its SSJE automobile dealership. The lease was amended to expire in December 2002. During 1993 the Company subleased a 8,400 square foot property across the of its dealership location and completed expansion of its service facility for this dealership. The sublease expires in December 2002.

             The Company leases approximately 55,000 square feet of property in the Waipahu Industrial Park for its OCJ dealership. The lease expires in March 2021. During 1992, the Company renovated the building located at this location and moved its Waipahu operations to the renovated building. See "THE COMPANY - Automobile Dealerships".

             The Company leased approximately 28,300 and 8,500 square feet of property in Kaneohe which was previously used for its South Seas Motors dealership, which was closed at the end of 1993. The leases expire in October 2003 and August 1998, respectively. During 1994 the Company assigned the leases for each facility.

             The Company also leases smaller facilities which are used for service facilities for its OCJ and South Seas Motors dealerships.

             The Company has concessions from the State of Hawaii at the Kahului, Maui airport for counter space and ready spaces, and a lease for a fully equipped baseyard facility in Kahului. The concessions and baseyard leases in Kahului expire in December 1998.

             The Company leases a fully equipped baseyard at the Kaanapali Transportation Center which expires in May 1997. The Company also operates vehicle rental counter space and vehicle storage facilities at a major hotel near the Kaanapali Resort.

             During March 1994, the Company terminated its lease expiring in July 2004 for a 31,000 square foot parcel in Kahului, at which the Company previously operated a car sales lot. The Company did not incur a significant expense associated with this termination and it completed settlement of all claims in connection therewith in November 1994.

             The Company has concessions from the State of Hawaii at the airports located in Hilo and Kona for counter space and ready space. These concessions expire in December 1998. The Company also leases baseyard facilities in Hilo and Kona. The Hilo lease was renewed during the year and expires in September 1999; the Kona lease expires in December 1998. At these baseyards, the Company has office space, maintenance facilities, fueling facilities, vehicle washing and parking.

             The Company has concessions from the State of Hawaii at the airport located in Lihue for counter space and ready spaces and licenses a three-acre parcel which the Company uses for its offices, baseyard and repair, wash and fuel facilities. The concession and base yard leases expire in December 1998.

             The Company is currently in discussions with the Hawaii Department of Transportation (the "DOT") regarding several lease issues. As of October 28, 1995, the Company had been billed approximately $2,200,000 in respect of its leases with the DOT (excluding the quarterly aggregate rental payment in the amount of approximately $576,000 due in November 1995). As part of its due diligence in connections with requests from the Company for consents to the Proposed Sale, the DOT discovered a parcel in Maui which has been used by the Company but for which the Company had not been previously billed. The DOT has indicated that it is seeking back rent of $20,000 per calendar quarter from January 1, 1994 forward from the Company in respect of this property. The DOT is also presently engaged in negotiations with the major Hawaii rental car operators regarding proposed increases in ground rents and operating rents owed by such companies. The proposed rent increases, which the DOT is seeking to have retroactively effective to January 1, 1994, could result in liabilities to the Company of approximately $40,000 per quarter for its leases with DOT in Maui and approximately $75,000 per quarter for its leases with DOT in Kona, Hawaii, Molokai and Kauai. Dollar has indicated its support (subject to the Proposed Sale closing) for the Company's made a proposal to DOT to pay $2,000,000 in respect of the presently billed lease payments (which may include a compromise of the unbilled lease payment of approximately $576,000) and in October 1995 the DOT applied a $288,000 letter of credit to these billed amounts. The DOT is being asked to accept these amounts in satisfaction of the billed amounts and to agree not to pursue its claims with respect to the newly discovered Maui property or the proposed rent increases for the period preceding the closing of the Proposed Sale.

             Senior Lenders. The Bank, First Hawaiian and Finova, together with FMCC, GMAC and Chrysler Credit, are sometimes herein referred to as the "Senior Lenders". The credit facilities provided by the Bank, First Hawaiian and Finova, together with the credit facilities provided to the Company by FMCC, GMAC and Chrysler, are sometimes herein referred to as the "Senior Credit Facilities".

             Each of the Senior Lenders has been advised of, and has informally indicated a willingness not to object to the Exchange Offer and the Proposed Sale. In addition, the Senior Lenders have indicated that, provided that the Company is otherwise in compliance with the terms and conditions of such Senior Lenders' Credit Facilities after the exchange of Old Debentures pursuant to the Exchange Offer, and provided that no applicable monetary defaults have occurred with respect to such Senior Lenders' Senior Credit Facilities, such Senior Lenders will waive any applicable default or condition giving rise thereto that existed on the date of the commencement of the Exchange Offer or that may occur prior to the exchange of the Old Debentures pursuant to the Exchange Offer or the Proposed Sale. However, these waivers have not yet been obtained by the Company.

             The Company has reviewed its Senior Credit Facilities which are not being assumed by Dollar on the consummation of the Proposed Sale with the respective Senior Lenders party thereto and, based on the pro forma statements of financial condition attached to this document, has concluded that it will be in compliance with such facilities after the Proposed Sale and the Exchange Offer have been successfully consummated.

             Miscellaneous. Additional information concerning the Company is set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's 1994 Annual Report to Stockholders. Reports on Forms 10-K and 10-Q, as well as other periodic reports, proxy statements and other information, are regularly filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Such materials may be inspected at the Securities and Exchange Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and should also be available for inspection and copying at the Security and Exchange Commission's regional offices at Room 1100, 26 Federal Plaza, New York, New York 10007; 5757 Wilshire Boulevard, Los Angeles, California 90036; and 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials may also be obtained for prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

             Historical and Pro Forma Condensed Financial Data of the Company

       The following selected financial data relating to the Company for the periods set forth below has been derived from the consolidated financial statements of the Company. Such data should be read in conjunction with the consolidated financial statements and notes thereto of the Company attached hereto.

        (In thousands and except per share amounts, ratios and other data)

                        Year ended December 31,             Six months
                                                              ended

                  1994   1993   1992   1991        1990    June     June
                                                     As     30,     30,
                                               Restated    1995     1994
                                                    (4)

 OPERATING
 DATA

 Operating
 Revenues
    Vehicle
 rental        $54,126  $54,163 $51,790 $45,316   $47,293   $24,536  $27,185

   Vehicle      39,699   43,988  31,521  23,172    27,835    22,697  20,934
 sales (1)

   Total        93,825   98,151  83,311  68,488    75,128    47,233  48,119
 operating
   revenues


 Operating
 costs and      94,140  97,492   84,124  69,394    78,890    48,919  47,163
 expenses

 Operating
 income          (315)     659    (813)    (906)   (3,762)   (1,686)    956
 (loss)

 Interest           57     79     101       224       277        20      25
 income

 Other
 interest         (898)  (914)   (773)   (1,098)    (1,792)     (433)   (431)
 expense

 Gain from
 sale of             -      -      -    104       4,866         -       -
 leasehold
 interests
 Other, net      (271)  (417)  (620)   (428)           -         132    (36)

 Income
 (loss)
 before
 income taxes  (1,427)  (593)(2,105) (2,104)      (411)       (1,977)   514
 and
 extraordinary
 items

 Income taxes    -      (211)     -       -          -            -      -


 Loss before
 extraordinary
 items        (1,427)  (804)(2,105) (2,104)     (411)        (1,977)   514

 Extraordinary     -      -      -   5,614         -              -     -
 items (2)

 Net income
 (loss)      $(1,427) $(804)$(2,105) $3,510     $(411)      $(1,977)   $514

 Income
 (loss) per
 share:

   Before
 extra-
 ordinary   $(0.18)  $(0.09) $(0.23)  $(0.28)   $(0.07)      $(0.24)   $0.06
 items

 Extraordinary
 items (2)        -      -         -    0.74         -            -       -

   Net Income
 (loss)     $(0.18) $(0.09) $(0.23)  $0.46      $(0.07)    $(0.24)     $0.06

 Weighted
 average
 shares      8,080   9,009   9,009    7,551      6,093      8,080     9,009
 outstanding


 BALANCE
 SHEET DATA

 Total Assets  $69,272 $71,892 $110,802 $104,300 $95,434   $42,395  $61,250
 Senior Debt    48,034  49,563   90,127   86,547  68,664    22,131   37,460

 Convertible
 subordinated    5,250  5,250     5,250    5,250  17,250     5,250    5,250
 debentures

 Shareholders'  $2,091 $3,518    $4,323   $6,427  $1,823      $113   $4,032
 equity


 OTHER DATA

 Vehicles        5,228  6,623     7,002    7,165   6,445    4,954    6,063
 operated at
 period end
 (3)


 Rental          5,275  7,529     6,648    6,116   8,519    2,386    2,794
 vehicles
 sold during
 period

     (1) Exclusive of sales from the rental fleet. The gains or losses on sales of vehicles from the rental fleet are included in depreciation expense.
     (2) Includes a gain of $4,221,000 or $0.56 per share, net of income taxes, resulting from a debenture exchange and a credit of $1,393,000 or $0.18 per share resulting from the utilization of net operating loss carryforwards.
     (3) Excluding vehicles held for sale by automobile dealerships.
     (4) Certain amounts as of and for the year ended December 31, 1990 have been restated. During the preparation of claims information for the year ended December 31, 1991, the Company identified 1990 claims and other information that was available as of December 31, 1990 but had not been submitted to the actuary for preparation of the 1990 actuarial report.
           The Company has obtained a revised actuarial report as of December 31, 1990, and has increased the $650,000 previously reported reserve by $766,000, resulting in an adjusted reserve balance of $1,416,000. The accompanying financial statements as of and for the year ended December 31, 1990 have been restated to correct the aforementioned error.


      UNAUDITED  PRO FORMA STATEMENTS  OF OPERATIONS AND BALANCE  SHEET

     The following Unaudited Pro Forma Statement of Operations and Unaudited Balance Sheet of the Company is based on and should be read in conjunction with the audited consolidated financial statements and other financial information of the Company included elsewhere in this Exchange Offer. This information is presented based upon the contemplated Proposed Sale which qualifies as a disposal of a segment of a business in accordance with APB Opinion Number 30. The following Unaudited Pro Forma Statement of Operations of the Company reflects the Company's results of operations and financial position excluding the Division. In addition, the Unaudited Pro Forma Statements of Operations for the year ended December 31, 1994 and the six month periods ended June 30, 1995 and 1994, give effect to the Exchange Offer and the consideration given to Dollar as part of the Proposed Sale as if such transactions had occurred on January 1, 1994. The Unaudited Pro Forma Balance Sheet gives effect to the Proposed Sale and the Exchange Offer as if such transactions had occurred on June 30, 1995.



      (In thousands and except per share amounts, ratios and other data)


                              Year Ended December 31, 1994

                      Historical   Rental  Subtotal  Adjustment  Proforma
                                    Car       (a)       (b)


 OPERATING DATA
 Operating Revenues

    Vehicle rental    $54,126     $54,126     $0                   $0


    Vehicle sales      39,699          -      39,699              39,699

    Total operating    93,825      54,126     39,699    0         39,699
      revenue



 Operating costs       94,140     54,508      39,632    0         39,632
 and expenses

 Operating income
 (loss)                  (315)     (382)          67                  67

 Interest income           57        55            2                   2

 Other interest          (898)     (299)        (599)   420         (179)
 expense
 Gain from sale of          -         -            -
 leasehold
 interests

 Other, net              (271)     (271)           0                  0


 Income (loss)         (1,427)     (897)        (530)   420        (110)
 before income taxes

Income Taxes                -         -           -


 Net income (loss)    $(1,427)    $(897)       $(530)  $420        ($110)(d)


 Net income (loss)    ($0.18)    ($0.11)       ($.07)              ($.01)
 per share

 Weighted average      8,080      8,080         8,080  5,387(c)     13,467
 shares outstanding



     (a) - Reflects the Company's results of operations excluding the vehicle rental division.
     (b) - Proforma adjustments reflect the elimination of interest expense of $525,000 on $5,250,000 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of $105,000 on new debt of $1,050,000 bearing interest at 10%.
     (c) - Additional shares to be issued in connection with the exchange offer.
     (d) - The expected gain of $160,916 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.



      (In thousands and except per share amounts, ratios and other data)



                            Year Ended December 31,

                              1993                          1992
                      Historical  Rental  Proforma(a)  Historical  Rental    Proforma(a)
                                   Car                               Car

 OPERATING DATA
 Operating Revenues
   Vehicle rental     $54,163    $54,163   $0          $51,790       $51,790  $0

   Vehicle sales       43,988          -    43,988      31,521             -   31,521

   Total operating     98,151     54,163    43,988      83,311        51,790   31,521
      revenue


 Operating costs       97,492      53,974   43,518      84,124         53,126  30,998
 and expenses

 Operating income
 (loss)                   659         189      470        (813)        (1,336)    523

 Interest income           79          77        2         101             99       2

 Other interest          (914)       (231)    (683)       (773)          (211)   (562)
 expense

 Gain from sale of          -           -        -           -              -       -
 leasehold
 interests

 Other, net              (417)       (271)    (146)        (620)         (510)  (110)

 Income (loss)           (593)       (236)    (357)      (2,105)       (1,958)  (147)
 before income
 taxes

 Income Taxes            (211)        (211)      0             -           -       -

 Net income (loss)      $(804)        $(447)  $(357)     $(2,105)      $(1,958) $(147)

 Net income (loss)      ($.09)       ($0.05) ($0.04)      ($0.23)       ($0.22) ($0.02)
 per share

 Weighted average       9,009         9,009   9,009        9,009         9,009   9,009
 shares outstanding

     (a) - Reflects the Company's results of operations excluding the vehicle rental division.


                              Six Months Ended June 30, 1995

                       Historical  Rental Car  Subtotal   Adjustment(a)   Proforma

OPERATING DATA
 Operating Revenues
    Vehicle rental     $24,536      $24,536    $0                         $0

    Vehicle sales       22,697            -     22,697                     22,697

    Total operating     47,233       24,536     22,697      0              22,697
      revenue



 Operating costs        48,919       26,462     22,457      0              22,457
 and expenses

 Operating income       (1,686)      (1,926)       240                        240
 (loss)

 Interest income            20           20          0                          0

 Other interest           (443)        (142)      (301)     211               (91)
 expense

 Gain from sale of           -            -          -        -                  -
 leasehold
 interests

 Other net                 132          132           0                         0

 Income (loss)          (1,977)      (1,916)       (61)     211               150
 before income
 taxes

Income taxes                 -             -                                    -


 Net income (loss)     ($1,977)     ($1,916)      ($61)    $211              $150(c)


 Net income (loss)     ($0.24)       ($0.24)     ($0.01)                     $0.01
 per share

 Weighted average       8,080         8,080       8,080   5,387(b)           13,467
 shares outstanding


     (a) - Pro Forma adjustments reflect the elimination of interest expense of $525,000 on $5,250,000 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of $105,000 on new debt of $1,050,000 bearing interest at 10%.
     (b) - Additional shares to be issued in connection with the exchange offer.
     (c) - The expected gain of $160,916 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.






                       Six Months Ended June 30,

                                                1994
                       Historical     Rental Car  Subtotal  Adjustment(a)  Proforma



 OPERATING DATA
 Operating Revenues
    Vehicle rental     $27,185         $27,185    $0                       $0

    Vehicle sales       20,934              -      20,934                   20,934

    Total operating     48,119          27,185     20,934     0             20,934
     revenue


 Operating costs        47,163          26,364     20,799     0             20,799
 and expenses

 Operating income          956             821        135                      135
 (loss)

 Interest income            25              23          2                        2
 Other interest           (431)           (130)      (301)    211              (91)
 expense

 Gain from sale of           -               -          -
 leasehold
 interests

 Other net                 (36)             (36)         0                       0
 Income (loss)             514              678       (164)   211              (47)
 before income
 taxes

 Income taxes                -                 -                                 -

 Net income (loss)        $514             $678      ($164)  $211              $47 (c)
 Net income (loss)       $0.06            $0.08     ($0.02)                    $0.00
 per share

 Weighted average        9,009            9,009      9,009  5,387(b)           14,396
 shares outstanding

     (a) - Pro Forma adjustments reflect the elimination of interest expense of $525,000 on $5,250,000 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of $105,000 on new debt of $1,050,000 bearing interest at 10%.
     (b) - Additional shares to be issued in connection with the exchange offer.
     (c) - The expected gain of $160,916 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.








 UNAUDITED  PRO FORMA
 BALANCE SHEET

                                            June 30, 1995
                            Historical    Rental Car(a)  Subtotal  Adjustment(b)  Proforma

 Cash                           $428      $232           $196                     $196

 Accounts receivable, net     12,079     8,877          3,202                    3,202
 Prepaids and other           12,982     2,590         10,392                   10,392

 Revenue earning vehicles,     9,251     8,841            410                     $410
 net

 Furniture, equip. &           7,655     4,607          3,048                    3,048
 leasehold improvements
 Total assets                $42,395   $25,147        $17,248      $0          $17,248


 Accounts payable             $7,775    $6,617         $1,158                   $1,158

 Accrued expenses and          7,126     6,058          1,068                    1,068
 other
 Senior debt                  22,131    11,655         10,476     1,050         11,526

 Convertible subordinated      5,250         0          5,250    (5,250)        $0
 debentures

 Shareholders' equity            113       817          ($704)    4,200         $3,496
 Total liabilities &         $42,395   $25,147        $17,248        $0        $17,248
 equity



 Book value per share           0.01      0.10         (0.09)                    0.29

     (a) - Assets and liabilities of the rental car division to be sold.
     (b) - Reflects assumption of 100% redemption of the outstanding debentures of $5,250,000 in exchange for cash of $2,625,000, issuance of additional debt of $1,050,000, and additional shares of common stock aggregating 4,039,901 shares.

           Sale of rental car division to Dollar and exchange offer is summarized as follows:
           Carrying value of debentures                         $5,250,000
           Common stock issued (4,039,901)                        (757,481)
                 Redeemable common stock issued (1,345,633 shares)(252,494)
                 Issuance of additional debt                    (1,050,000)
                 Net book value of assets sold                    (817,000)
                 Cash from sale of the vehicle rental division   2,625,000
                 Cash paid to debentureholders                  (2,625,000)
                 Gain on the transaction                        $2,373,025

           (c) - Common stock issued to Dollar is classified as redeemable common stock because Dollar has the right to put its common stock to the Company in the event the Company is no longer subject to the reporting requirements of the Securities and Exchange Commission Act of 1934.

9.  DESCRIPTION OF THE COMMON STOCK.

                 The Company is currently authorized to issue 50,000,000 shares of Common Stock $0.10 stated value. Of these amount 8,079,800 shares are currently issued and outstanding. The following brief description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, copies of which are on file with the SEC.

                 All of the issued and outstanding shares of Common Stock are fully paid and nonassessable. The holders of the Common Stock are entitled to one vote for each share owned of record on all matters to be voted on by shareholders and, upon the giving of notice as required by law, are entitled to cumulate their vote in the election of directors. Holders of Common Stock have equal rights, share for share, to receive dividends when declared by the Board of Directors out of legally available funds in the event of any liquidation, dissolution or winding-up, holders of Common Stock will be entitled to share ratably in the assets available for distribution. No holder of Common Stock has any preemptive rights.

                 The Company will issue 0.769505 shares of the Company's common stock, $0.10 stated value (the "Common Stock") for each $1.00 in principal amount of Old Debentures so tendered and not withdrawn.

                 THE COMMON STOCK TO BE ISSUED PURSUANT TO THE EXCHANGE OFFER IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SUCH COMMON STOCK WILL BE FREELY TRADABLE BY THE RECIPIENT THEREOF UNDER THIS OFFER TO EXCHANGE PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(9) OF THE SECURITIES ACT AND SIMILAR STATE LAW EXEMPTIONS UNLESS SUCH RECIPIENT IS A STATUTORY UNDERWRITER UNDER
SECTION 2(11) OF THE SECURITIES ACT OR AN AFFILIATE OF THE COMPANY AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. ANY AFFILIATE OF THE COMPANY TENDERING DEBENTURES PURSUANT TO THIS OFFER TO EXCHANGE WILL RECEIVE COMMON STOCK THAT CAN ONLY BE SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.

                 THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

10.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

                 The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Old Debentures as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Old Debentures as contemplated by the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of, or exchange of, Old Debentures tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligation under the Exchange Offer to accept for payment and pay for Old Debentures is subject to certain conditions. See Section 5.

                 The Company reserves the right to challenge the validity of any allegedly applicable state laws or to disregard the provisions of any such law on the grounds that they are invalid. Nothing in the Exchange Offer nor any action taken in connection herewith is intended to constitute a waiver by the Company of the right so to challenge or so disregard any and all such laws and rules and regulations thereunder.

11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

                 The following is a summary of the material United States federal income tax considerations of the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions in effect on the date of this Offer to Exchange (or, in the case of certain Treasury regulations, now in proposed form), all o which are subject to change. This summary does not discuss all aspects of state, local or foreign taxation and does not discuss all the tax considerations that may be relevant to a particular Old Debtholder in light of his personal investment circumstances, or to certain types of Old Debtholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in stock or securities, and foreign corporations and individuals who are not citizens or residents of the United States. The discussion with respect to exchanging Old Debtholders is limited to those Old Debtholders who have held Old Debentures as "capital assets" and who will hold the Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

                 OLD DEBTHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT IN CONNECTION WITH THE EXCHANGE OFFER, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                 General. Whether the exchange of Old Debentures for Common Stock, the New Debentures, if any, and the Cash Payment pursuant to the Exchange Offer will constitute a "tax-free" recapitalization under the Code will depend in part upon whether the Old Debentures are considered to be "securities" within the meaning of the Code provisions governing reorganizations. The test as to whether a debt instrument is "security" involves an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as a significant factor. A term of ten years or more ordinarily is sufficient to bring a debt instrument within the definition of a security, and accordingly, the Old Debentures are likely to be treated as "securities." Consequently, subject to the foregoing, the exchange of Old Debentures for Common Stock, New Debentures and the Cash Payment will constitute a recapitalization under the Code.

                 Accordingly, except as hereinafter provided, (i) an exchanging Old Debtholder will recognize any realized gain, if any, on the exchange, but only to the extent of the cash received, (ii) no loss will be recognized by an exchanging Old Debtholder, (iii) the Common Stock received for the Old Debentures will have an initial tax basis equal to the adjusted tax basis of the Old Debentures exchanged therefor increased by the amount of any gain recognized on the exchange and decreased by the cash received, and
(iv) the Common Stock will have a holding period that includes the period during which the Old Debtholder held the Old Debentures exchanged therefor. Realized gain, for this purpose, would be equal to the excess, if any, of (i) the sum of the cash and fair market value of the Common Stock received, over
(ii) the exchanging Old Debtholder's adjusted tax basis in the Old Debentures surrendered therefor.

                 If the exchange of Old Debentures for Common Stock and cash would not constitute a recapitalization, an exchanging Old Debtholder would recognize gain or loss equal to the difference between (i) the sum of the cash and fair market value of the Common Stock received, and (ii) the exchanging Old Debtholder's adjusted tax basis in the Old Debentures surrendered therefor. Such gain or loss would be capital gain or loss (subject to the market discount rules discussed below), provided the exchanging Old Debtholder held the Old Debentures exchanged therefor as capital assets, and would be long-term capital gain or loss if the Old Debentures were held for more than one year. Each such Old Debtholder's holding period for the Common Stock would commence on the day after the exchange.

                 Accrued Interest on the Old Debentures. Under Section 354(a)(2)(B) of the Code, an Old Debtholder exchanging Old Debentures for Common Stock and cash pursuant to the Exchange Offer will be treated as receiving interest income to the extent that the Common Stock and cash received by the Old Debtholder is "attributable to" accrued but unpaid interest on the Old Debentures since the beginning of the Old Debtholder's holding period. The Company in its information filings with the Internal Revenue Service (the "Service") intends to take the position that no portions of the Common Stock and cash received in exchange for the Old Debentures will be attributable to accrued but unpaid interest. Accordingly, if this treatment is respected, an exchanging Old Debtholder will not recognize any interest income on the exchange (and will recognize a loss if the unpaid interest has already been accrued as income). There is no assurance, however, that the Company's intended treatment of the Old Debentures' accrued but unpaid interest will be respected by the Service. If a contrary position were successfully asserted by the Service, ordinary income would be recognized by exchanging Old Debtholders to the extent the Common Stock and, cash received is attributable to accrued but unpaid interest on the Old Debentures. This will also have an effect on the Old Debtholder's initial tax basis and holding period of the Common Stock received in exchange for the Old Debentures. Old Debtholders should consult their own tax advisors regarding the allocation of Common Stock and cash to accrued but unpaid interest on the Old Debentures and make their own independent determination whether any portion of the Common Stock, the New Debentures, if any, and the Cash Payment received in the Exchange Offer should be treated as received in payment of accrued interest.

                 Market Discount on the Old Debentures or Common Stock. The Code generally requires holders of "market discount bonds" to treat as interest income any gain realized on the disposition of such bonds to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" generally is a debt obligation purchased at a market discount, subject to a statutory de minimis exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity.

                 An exception to the market discount rules is made for certain nonrecognition transactions, such as the Exchange Offer. According to this exception, exchanging Old Debtholders will be required to treat accrued market discount as interest income at the time of the exchange only to the extent gain is recognized by the exchanging Old Debtholder pursuant to the Exchange Offer. However, on a subsequent disposition of the Common Stock received in the Exchange Offer, gain realized on the disposition will be treated as ordinary income to the extent of the market discount accrued by the exchanging Old Debtholder prior to the Exchange Offer but not recognized at the time of the exchange.

                 A taxpayer's accrued market discount generally equals a percentage of the bond's market discount, which is based on the number of days the taxpayer held the bond at the time of its disposition, over the number of days from the date the taxpayer acquired the bond to its date of maturity. Also, holders of market discount bonds are required, under certain circumstances, to defer the deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry market discount bonds. Neither the rule treating accrued market discount as ordinary income on a disposition nor the rule deferring interest deductions applies if the holder of a "market discount bond" elects to include the accrued market discount in income currently. This election would apply to all market discount bonds acquired on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the Service.

                 Sale or Exchange of Common Stock. In general, subject to the market discount rules discussed above, the sale, exchange or redemption of the Common Stock received in the offer will result in capital gain or loss equal to the difference between the amount realized and the Old Debtholder's adjusted tax basis in the Common Stock immediately before such sale, exchange or redemption. For a discussion of the determination of an Old Debtholder's initial tax basis in the Common Stock, see "Exchange of Old Debentures for Common Stock and Cash General."

                 Consequences to Non-Exchanging Holders. The Exchange Offer will not result in the recognition of income, gain or loss to Old Debtholders who do not participate in the Exchange Offer.

                 Consequences to the Common Stock Holders. The Exchange Offer will have no United States federal income tax consequences to the Common Stock Holders in their capacity as stockholders of the Company.

                 Effect of the Exchange Offer on the Company. If a debtor corporation transfers stock to a creditor in satisfaction of its indebtedness, the debtor generally will realize cancellation of indebtedness ("COD") income to the extent that the fair market value of the stock transferred is less than the adjusted issue price of the debt surrendered in exchange therefor. Based on certain assumptions contained in this Offer to Exchange, including the assumption that $5,250,000 in principal amount of Old Debentures will be exchanged, the Company could realize as much as $2,625,000 of COD income (if the Common Stock were to have no value as of the date of the Exchange Offer and if no New Debentures were issued in exchange for the Old Debentures) as a result of the Exchange Offer. However, the Company has a substantial net operating loss carryforward that the Company believes will be sufficient to offset any COD income that may be included in the Company's gross income as a result of the offer.

                 It is believed that the Exchange Offer, by itself, will not cause the Company to undergo an "ownership change" under the rules of Section 382 of the Code. If applicable, Section 382 would limit the Company's ability to carry forward any net operating loss existing after the Company's calculation of its gross income for the taxable year of the Exchange Offer (including the recognition of any COD income resulting from the Exchange Offer) to taxable years after the Exchange Offer (including a portion of the taxable year which includes the Exchange Offer). If an ownership change were to occur, the Company's annual use of its carryforward of net operating losses generally could not exceed an amount equal to the product of (i) the fair market value of the stock outstanding (reduced by certain capital contributions) immediately before the offer, and (ii) the federal long-term tax-exempt rate.

12.  WAIVER OF DEFAULTS; AMENDMENT OF INDENTURE.

                 All Old Debtholders who tender Old Debentures and whose Old Debentures are accepted for exchange by the Company shall be deemed (i) to have waived, with respect to those Old Debentures exchanged, all existing defaults, and all consequences of such defaults, under the Indenture, (ii) to have consented to the following amendments to the Indenture:

                 (a) the deletion in its entirety of Section 5.01 of the Indenture (When Corporation May Merge, etc.);

                 (b) the deletion of (A) subsections (4) (relating to Indenture covenant defaults) and (5) (relating to defaults with respect to other indebtedness) of Section 6.01 of the Indenture (Events of Default) and (B) of the last full paragraph of Section
           6.01 of the Indenture (Events of Default); and

                 (c) amending the references to "25%" in (A) Section 6.02 of the Indenture (Acceleration) and (B) subsection (2) of Section
           6.06 of the Indenture (Limitation on Suits), to be references to "50%".

13.  EXTENSION OF THE EXCHANGE OFFER; TERMINATION; AMENDMENTS.

                 The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Currently the Company is restricted from extending the Expiration Date since the Settlement Agreement requires that the actual closing occur on or before November 30, 1995. The Company also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for payment or pay for any Old Debentures or, subject to applicable law, to postpone payment for Old Debentures upon the occurrence of any of the conditions specified in Section 5 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Old Debentures which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that the Company must pay the consideration offered or return the Old Debentures tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Exchange Offer in any respect or to waive the limitation on the maximum and minimum principal amount of Old Debentures to be exchanged pursuant to the Exchange Offer. Amendments to the Exchange Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to Old Debtholders in a manner reasonably designed to inform Old Debtholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, the Company currently intends to make public announcement by making a release to the Dow Jones News Service. The rights reserved by the Company in this paragraph are in addition to the Company's right to terminate the Exchange Offer pursuant to Section 5.

                 If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Company will disseminate additional tender offer materials and extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2), promulgated under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Old Debentures, or the Company decreases the principal amount of Old Debentures being sought, and (b) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the offer will be extended until the expiration of such period of ten business days.

14.  FEES AND EXPENSES.

                 The Company has retained Georgeson & Company Inc. as Information Agent and First Fidelity Bank, N.A. as Depositary in connection with the Exchange Offer. The Information Agent may contact Old Debtholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee Old Debtholders to forward materials relating to the Exchange Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

                 The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Old Debentures pursuant to the Exchange Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Exchange Offer. The Company will pay (or cause to be paid) any transfer taxes on its exchange of Old Debentures, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

15.  MISCELLANEOUS.

                 The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of Old Debentures in any jurisdiction in which the Exchange Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                 Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission an Issuer Tender Exchange Offer Statement on
Schedule 13E-4, together with exhibits, with respect to the Exchange Offer. The foregoing documents, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Exchange Offer, may be examined and copies may be obtained at the same places and in the same manner as with information concerning the Company as set forth in Section 8 (except that such information will not be available at the regional offices of the Commission).

                                   PACIFIC INTERNATIONAL SERVICES CORP.

October 31, 1995

Addresses for Information Agent and for Depositary:

Information Agent



Georgeson & Company Inc.
Wall Street Plaza
88 Pine Street
New York, New York  10005

Depositary

By Mail:                     By Hand:
P.O. Box  1380               Corporate Trust/Special Operations
Newark, New Jersey 07101     10 Bank Street - 3rd Floor
                                   Newark, New Jersey  070102

                         (Eligible Institutions Only)
                 Facsimile Transmission Number (201) 430-4797
                      Confirmation Number (201) 430-4762
                      Information Number (800) 458-0924

Exhibit A

                     PACIFIC INTERNATIONAL SERVICES CORP.
                         LIQUIDATION ANALYSIS SUMMARY
                                $ IN THOUSANDS


                             Balance as of        Liquidation Value
        Description            06/30/95          Low               High

 Assets:
      Cash                     $   232       $   232         $    232

      Accounts Receivable
       Subrogation               2,174           326              544
 Receivables

       Dollar Receivables        3,581             0                0
       Vehicle Receivables         835           752              835

       Trade Receivables         2,151         1,613            1,828

       Other Receivables           170           128              145
      Total                      8,911         2,818            3,351


      Prepaids & Other           1,486             0              372

      Net Revenue Earning
       Vehicles                  8,841         6,173            7,102


      PP&E                       5,454         1,363            2,182

      Intercompany                 883             0                0


      Other Assets               4,392         2,400            3,000


      Total Assets             $30,199       $12,986          $16,238



 Less:
      Net Operating Losses
       6/30/95-11/30/95                        1,600            1,400

      Liquidation Costs                          900              500
      Administrative                             750              500
 Claims

                                               3,250            2,400

 Net Liquidation Proceeds
  Available for                               $9,736          $13,838
 Distribution



                             Balance as of       Recovery Percentage
        Description            06/30/95          Low               High

 Claims:
      Accounts Payable         $ 6,616          0.3%             11.5%

      Unsecured Accrued          5,151          0.3%             11.5%
        Expenses
      Secured Accrued            1,390        100.0%            100.0%
 Expenses

      Vehicle Financing          9,569         72.4%             84.9%
 Debt

      Other Debt
       Mortgages                 1,155        100.0%            100.0%
       Other Secured             1,509         14.0%             71.7%

      Leased Vehicle
       Reclamation Claims        1,179          0.3%             11.5%

      Debentures                 5,250          0.3%             11.5%

                     PACIFIC INTERNATIONAL SERVICES CORP.
                       LIQUIDATION ANALYSIS ASSUMPTIONS


Assumes PISC is closed down pursuant to Chapter 7 liquidation on November 30, 1995. The stock of SSJE is sold assuming SSJE remains a going concern. Liquidation is assumed to take 90 to 120 days.

Accounts Receivable:
           Subrogation Receivables:  Recovery Value 15-25%
           Dollar Receivables:                            No Recovery.
                                                          Assumed offset
                                                          against Dollar
                                                          vehicle reclamation
                                                          claims.
           Vehicle Receivables:     Recovery Value 90-100%
           Trade Receivables:        Recovery Value 80-90%



           Other Receivables:        Recovery Value 75-85%

Prepaid and Other:                    Recovery Value 0-25%

Revenue Earnings Vehicles:                     Recovery Value 80-90%, less
                                               vehicle reconditioning and
                                               transportation to auction
                                               costs of $1,050 - $1,150 per
                                               vehicle.  PISC owned 815
                                               vehicles as of June 30, 1995.

PP&E                                           Recovery Value 25-40%

Intercompany                                   Stock of SSJE is assumed sold
                                               for 65%-80% of the net book
                                               value of the dealerships.


Claims:
           Accounts Payable:                   Unsecured.  Assumes Dollar
                                               Systems receivables are set
                                               off against its payables.
           Secured Accrued Expenses:           Includes $1,390
                                               accrued lease
                                               payments to Dollar
                                               Systems secured by
                                               SSJE stock.
           Vehicle Financing Debt:             Secured to the amount of asset
                                               recovery (net of auction
                                               costs).
           Other Debt:                         Secured by fixed assets.
           Debentures:                         Unsecured.
           Leased Vehicles Reclamation Claims: Assumes claims are asserted by
                                               Dollar Systems for recovery
                                               and reconditioning costs for
                                               4,139 leased vehicles (as of
                                               June 30, 1995).  Costs are
                                               estimated as $1,150 per car.
                                               Claim is net of Dollar Systems
                                               receivables as of June 30,
                                               1995 of $3.58 million.

After the secured debt is paid out based on specific recoveries, the remaining claims are treated pari-passu.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   OF PACIFIC INTERNATIONAL SERVICES CORP.
                                                             Page
                                                             ----

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1994,
  1993 AND 1992:

  Report of Independent Public Accountants                    F-2

  Consolidated Balance Sheets as of December 31, 1994
    and 1993                                                  F-3

  Consolidated Statements of Operations for the years
    ended December 31, 1994, 1993 and 1992                    F-5

  Consolidated Statements of Changes in Shareholders'
    Equity                                                    F-7



  Consolidated Statements of Cash Flows for the years
    ended December 31, 1994, 1993 and 1992                    F-8

  Notes to Consolidated Financial Statements                 F-11




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Pacific International Services Corp.


In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Pacific International Services Corp. and its subsidiaries (the Company) at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standings which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As more fully described in Note 16, the Company was unable to consummate the 1995 Assistance Agreement with Dollar Systems, Inc. in May 1995 and, as a consequence, incurred significantly higher rental fleet costs, freight charges and miscellaneous system fees which negatively impacted operations and cash flows. Further, the Company has incurred significant recurring operating losses and negative cash flow, and is in default on its principal bank debt covenants. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in Notes 1 and 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP

Honolulu, Hawaii
March 28, 1995, except as to Note 16,
which is as of October 31, 1995





                     PACIFIC INTERNATIONAL SERVICES CORP.
                         CONSOLIDATED BALANCE SHEETS



                                               December 31,
                                   ------------------------------
                                         1994                1993
                                         ----                ----
ASSETS
Cash and cash equivalents            $831,952          $1,719,123
Receivables, net                   10,023,512          11,079,476
Automobile dealership vehicle
  inventories                       4,961,600           6,847,532
Inventories and prepaid
  expenses                            899,453           1,214,633
Rental vehicles:
  Cost                             47,264,408          49,211,223
  Accumulated depreciation
   and reserves                   (4,896,998)         (7,862,333)
                                 ------------        ------------
                                   42,367,410          41,348,890
                                 ------------        ------------
Furniture, equipment and
  leasehold improvements:

  Furniture and equipment           5,125,758           4,202,178
  Leasehold improvements            7,747,054           6,937,956
                                 ------------        ------------
                                   12,872,812          11,140,134
  Accumulated depreciation
   and amortization               (4,722,966)         (3,621,547)
                                 ------------        ------------
                                    8,149,846           7,518,587
                                 ------------        ------------
Other assets                        2,038,462           2,164,248
                                 ------------        ------------
  Total Assets                    $69,272,235         $71,892,489
                                 ============         ===========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Accounts payable                   $5,744,507          $4,438,091
Accrued expenses and
  other liabilities                 8,152,270           9,123,241
Senior debt                        48,034,463          49,562,701
Convertible subordinated
  debentures                        5,250,000           5,250,000
                                 ------------        ------------
    Total liabilities              67,181,240          68,374,033
                                 ------------        ------------
Shareholders' equity:
  Preferred stock with no
   par value, authorized
   15,000,000 shares,
   none issued
  Common Stock, stated
    value $0.10 per share,
    authorized 50,000,000
    shares, issued and
    outstanding 8,079,800 and
    9,009,300 shares,
    respectively                      807,980             900,930
Additional paid-in capital          9,102,181          10,147,994
Accumulated deficit               (7,819,166)         (6,391,705)
                                 ------------        ------------
                                    2,090,995           4,657,219



Subscriptions receivable               -              (1,138,763)
                                 ------------        ------------
  Total shareholders' equity        2,090,995           3,518,456
                                 ------------        ------------
Commitments and
  contingencies (Note 15)              -                   -
    Total liabilities and
      shareholders' equity        $69,272,235         $71,892,489
                                 ============        ============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                     PACIFIC INTERNATIONAL SERVICES CORP.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                 Year ended December 31,
                                 -----------------------
                               1994           1993           1992
                               ----           ----           ----
Operating revenues:
  Vehicle rental        $54,126,236    $54,163,237    $51,789,993
  Vehicle sales          39,698,728     43,987,934     31,520,987
                       ------------   ------------   ------------
    Total operating
       revenues          93,824,964     98,151,171     83,310,980
                       ------------   ------------   ------------

Operating costs and
 expenses:
  Cost of vehicles sold  29,744,940     32,704,204     23,930,595
  Personnel              14,276,815     14,275,370     12,295,739
  Rental vehicle lease   11,131,821      2,262,915        112,666
  Occupancy               8,750,824      8,468,984      7,460,174
  Rental vehicle
    depreciation          6,727,800     10,109,042     10,066,361
  Interest on fleet debt  2,571,399      5,081,405      5,403,833
  Other direct operating 13,403,338     16,817,951     17,338,963
  Other selling,
    general and
    administrative        7,532,962      7,772,792      7,515,547
                       ------------   ------------   ------------
    Total operating
      costs and
      expenses           94,139,899     97,492,663     84,123,878
                       ------------   ------------   ------------

Income (loss) from
  operations              (314,935)        658,508      (812,898)
Other income (expense):
  Interest income            57,438         79,289        101,326
  Other interest expense  (898,246)      (913,785)      (772,496)
  Other, net              (271,718)      (416,631)      (620,434)
                       ------------   ------------   ------------
    Loss before income
      taxes             (1,427,461)      (592,619)    (2,104,502)
  Provision for income



    taxes                    -             211,443         -
                       ------------   ------------   ------------
    Net loss           $(1,427,461)     $(804,062)   $(2,104,502)
                       ------------   ------------   ------------

Loss per common and
  common equivalent
  share:
    Net loss                $(0.18)        $(0.09)        $(0.23)
                       ============   ============   ============
Weighted average number
  of common shares
  outstanding             8,079,800      9,009,300      9,009,300
                       ============   ============   ============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                     PACIFIC INTERNATIONAL SERVICES CORP.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                Common Stock   Additional
       ---------------------      Paid-in  Accumulated Subscription
             Shares   Amount      Capital      Deficit   Receivable Total
          --------- --------  -----------  -----------  ----------- -----------
December
 31, 1991 9,009,300 $900,930  $10,147,994 $(3,483,141) $(1,138,763) $6,427,020
 Net loss     -        -           -       (2,104,502)      -       (2,104,502)
          --------- --------  -----------  -----------  ----------- -----------
December
 31, 1992 9,009,300  900,930   10,147,994  (5,587,643)  (1,138,763)  4,322,518
 Net loss     -       -            -         (804,062)      -
(804,062)
          --------- --------  -----------  -----------  ----------- -----------
December
 31, 1993 9,009,300  900,930   10,147,994  (6,391,705)  (1,138,763)  3,518,456

 Subscrip
  -tions
 canceled (929,500) (92,950)  (1,045,813)       -         1,138,763     -


 Net loss     -        -           -       (1,427,461)       -     (1,427,461)
          --------- --------  -----------  -----------  ----------- -----------
December 31,
1994     $8,079,800 $807,980   $9,102,181 $(7,819,166)       -     $2,090,995
         ========== ========  ===========  ===========  =========== ===========




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                     PACIFIC INTERNATIONAL SERVICES CORP.
                    Consolidated Statements of Cash Flows

                                          Year ended December 31,
                               ---------------------------------------
                                       1994         1993          1992
                               ------------  -----------   -----------
Cash flows from operating
  activities:

  Net loss                     $(1,427,461)   $(804,062)  $(2,104,502)
  Adjustments to reconcile
    net income (loss) to net
    cash provided by
    operating activities:

      Gain from involuntary
        conversion                  -            -           (169,000)
      Loss on closure of
        automobile dealership       -            136,720        -
      (Gain) loss on sale of
        rental vehicles           (265,179)      309,717     1,301,396
      Loss on disposal of
        property and equipment       -            62,298        -
      Depreciation of rental
        vehicles and
        amortization of
        related costs             8,053,482   16,506,025    11,829,121
      Depreciation and
        amortization, other       1,101,418      799,198       814,213
      Provision for losses
        on rental vehicles        1,137,913      234,365       605,900
      Provision for losses
        on receivables              489,477      362,026       463,793
      Provision for collision
        damage                      314,548      377,217       744,237
      Provision for equipment
        losses                       -           200,000       126,000
      Provision for
        self-insurance            2,267,465    3,158,685     4,791,307

      Change in assets
       and liabilities:
        Receivables               (320,643)  (3,053,249)   (1,816,892)
        Automobile dealership
          vehicle inventories    14,940,308   17,076,857    10,599,534
        Inventories, prepaid
          expenses and other
          assets                    440,966       -            410,827

        Accounts payable          1,306,416    (411,317)     2,743,431
        Accrued expenses and
          other liabilities     (1,838,436)    (288,283)   (2,508,488)
        Notes payable for
          automobile
          dealership vehicle
          inventories          (16,100,896) (14,898,184)  (10,973,711)
                               ------------  -----------   -----------
          Net cash provided
            by operating
            activities           10,099,378   19,768,013    16,857,166
                               ------------  -----------   -----------

Cash flows from investing
  activities:
  Maturity of short-term
    investments                     -             -            503,654
  Proceeds from involuntary
    conversion                      -             -            414,902
  Purchases of rental vehicles  (1,521,079)  (2,781,561)     (509,459)
  Additions to furniture,
    equipment and leasehold
    improvements                (1,648,865)  (2,171,668)   (1,731,306)
  Proceeds from the sale of
    rental vehicles               9,734,768    5,383,438     2,634,254
                               ------------  -----------   -----------
      Net cash provided by
        investing activities      6,564,824      430,209     1,312,045
                               ------------  -----------   -----------
Cash flows from financing
  activities:
  Proceeds from borrowings           -           622,096     1,002,154
  Principal payments of
    senior debt                (17,551,373) (23,215,374)  (17,609,585)
                               ------------  -----------   -----------
    Net cash used in
      financing activities     (17,551,373) (22,593,278)  (16,607,431)
                               ------------  -----------   -----------
    Net increase (decrease)
      in cash and cash
      equivalents                 (887,171)  (2,395,056)     1,561,780


Supplemental schedule of noncash investing and financing activities:

Senior debt incurred for
  additions to rental vehicles $42,781,629   $58,750,713   $84,966,109

Senior debt incurred for
  additions to automobile
  dealership vehicle
  inventories                  $13,938,869   $14,158,772   $13,473,629

Senior debt incurred from
  conversion of lease
  obligations                   $1,400,000        -             -

Automobile dealership
  vehicle inventories not
  yet financed                      -           $281,000    $1,311,000

Reduction of senior debt
  resulting from turnback
  of rental vehicles         $(26,080,268) $(81,456,558) $(68,589,289)

Capital lease obligation
  incurred for purchase
  of equipment                      $83,813     $536,981        -

Cash paid for:

Interest                         $3,472,336   $6,209,934    $6,078,540
Income taxes                         -          $150,000        -



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                     PACIFIC INTERNATIONAL SERVICES CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company does business as Dollar Rent A Car under an exclusive license for the State of Hawaii with Dollar Systems, Inc. ("Dollar Systems") and also operates two automobile dealership which sell Chrysler, Jeep, Eagle and Hyundai vehicles. The Company incurred consolidated losses of $1,427,000, $804,000 and $2,105,000 in 1994, 1993 and 1992, respectively.

     The Company's vehicle rental and vehicle sales segments have been adversely impacted by the overall sluggish Hawaiian economy for the past few years. Additionally, during 1994 increased fleet costs and new car inventory shortages along with increases in other operating costs combined to adversely impact the Company's operations and cash flows. Management has taken action to improve the financial condition of the Company by adding products at car rental counters to increase average daily rental yields, minimizing increases in fleet holding costs by increasing utilization and purchasing lower cost vehicles, and reducing labor and other operating expenses. Additionally, the Company is attempting to increase its retail rental volume with additional advertising and marketing support from Dollar Systems. Furthermore, the Company has been able to secure financial assistance from Dollar Systems during 1994 and in 1995 to alleviate some of the increased rental fleet costs and remedy some of the Company's cash flow problems (see note 15). Management believes that these actions will help to alleviate the cash flow and operating difficulties currently facing the Company.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and it's wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     Recognition of Vehicle Rental Revenue

     The Company recognizes income based on completed rental agreements and on management's estimate of the earned portion of rental agreements for vehicles on rent at the end of each accounting period.

     Interest on Fleet Debt

     Interest on fleet debt includes interest on debt incurred to maintain both the rental vehicles and the automobile dealership vehicle inventories.

     Inventories

     Automobile dealership vehicle inventories are stated at the lower of cost or market, cost being determined on the specific identification basis. Parts and other inventories are stated at the lower of cost or market, cost being determined on the first-in first-out basis.

     Rental Vehicles

     Rental vehicles are recorded at their wholesale invoice cost and are depreciated on a straight-line basis consistent with the vehicle manufacturers' repurchase program specifications. Depreciation rates vary from 1% to 3% of the capitalized cost per month. Related fleet rebates and allowances are amortized over the average holding period of the rental fleet and are credited against depreciation expense on the Consolidated Statements of Operations.

     Gains or losses on sales or turnbacks of rental vehicles to the manufacturers, including unrealized loss reserves are included in the line item depreciation of rental vehicles on the Consolidated Statements of Operations. Vehicles sold by the Company's automobile dealerships are reported as vehicle sales and cost of vehicles sold.

     Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives of 5 to 7 years. Leasehold improvements are recorded at cost and amortized on a straight-line basis generally over the shorter of their estimated useful lives or the related lease term of 10 to 18 years.

     Intangible Assets

     Intangible assets including goodwill, franchise rights and debt issue costs aggregating $1,366,000, net of accumulated amortization of $521,000, is included in other assets and is amortized on a straight-line basis over periods ranging from 10 to 40 years.

     Balance Sheet Classification

     Consistent with industry practice, and the nature of its most significant assets and liabilities, the Company does not classify its balance sheet into current or long-term categories.

     Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents as of December 31, 1994, 1993 and 1992 represent certificates of deposit and money market accounts aggregating $150,000, $466,000 and $3,434,000, respectively.

     Cash and certificates of deposit of $288,000 at December 31, 1994 are pledged against certain airport leases with the State of Hawaii and are included in other assets.

     Reclassifications

     Certain reclassifications were made to the 1993 and 1992 financial statements to conform to the 1994 presentation.

     Additionally, cash flows related to the assumption and reduction of senior debt, and the acquisition and turnback or sale of rental vehicles and automobile dealership vehicle inventories for 1992 have been reclassified to better reflect the effect of non-cash transactions as it relates to the Consolidated Statements of Cash Flows. These items are included in the supplemental disclosures of cash flow information.

2.   RECEIVABLES

                                                December 31,
                                         1994                1993
                                   ----------          ----------
Receivable from manufacturers      $1,877,232          $2,908,926
Trade                               2,440,243           2,684,956
Subrogation                         2,707,303           2,539,347
Vehicle sales and leases            2,726,581           2,045,176
Unbilled rentals                      635,584             829,656
Warranty                              445,896             623,318
Credit card and collections           188,219             241,605
Other                                 280,544             477,095
                                   ----------          ----------
                                   11,301,602          12,350,079
Less allowance for doubtful
   accounts                       (1,278,090)         (1,270,603)
                                   ----------          ----------
                                  $10,023,512         $11,079,476
                                   ==========          ==========

3.   ACCRUED EXPENSES AND OTHER LIABILITIES

                                                December 31,
                                         1994                1993
                                   ----------          ----------
Reserve for self-insurance         $3,011,200          $2,807,300
Accrued taxes other than
  income taxes                      1,503,342           1,232,344
Accrued rents                         952,881             777,671
Customer deposits and refunds         912,572             357,985
Accrued interest                      501,318             528,877
Accrued commission                    279,700             307,260
Accrued salaries and wages            244,522             257,063
Accrued franchise fees                131,458             236,726
Deferred lease program credits         86,764           2,143,966
Other                                 528,513             474,049
                                   ----------          ----------
                                   $8,152,270          $9,123,241
                                   ==========          ==========


4.   SENIOR DEBT

                                                December 31,
                                         1994                1993
                                   ----------          ----------
RENTAL FLEET DEBT:

Debt obligations secured
by substantially all
of the Company's rental fleet:

 Notes payable to credit
 granting affiliates of
 major manufacturers,
 principal and interest
 payable monthly in two years
 or less                          $17,484,682         $26,868,287

 Notes payable under lines of
 credit, principal and
 interest payable monthly,
 maturity in two years or
 less                              22,492,333          10,934,412
                                  -----------         -----------
Total rental fleet debt            39,977,015          37,802,699
                                  -----------         -----------

VEHICLE SALES DEBT:

 Notes payable under $8,250,00
 line of credit with credit
 granting affiliate of major
 automobile manufacturer,
 interest only payable monthly,
 secured by automobile
 dealership vehicle inventories     4,402,326           7,851,459

 Vehicle purchases not
 yet financed                           -                 281,000
                                  -----------         -----------
Total vehicle sales debt            4,402,326           8,132,459
                                  -----------         -----------
Total vehicle debt obligations     44,379,341          45,935,158
                                  -----------         -----------


OTHER DEBT:

Mortgage loans at prime rate
 plus 1.5% or 1.75%, principal
 and interest payable monthly,
 maturing in June 1995
 through October 1998, secured
 by certain leasehold interests     1,844,061           2,187,058

Notes payable to the credit
 granting affiliate of a major
 automobile manufacturer,
 interest from 8.69% to 9.19%,
 principal and interest payable
 monthly, maturing in 1996,
 secured by certain vehicles          107,622             188,487
Other                               1,703,439           1,251,998
                                  -----------         -----------
Total other debt                    3,655,122           3,627,543



                                  -----------         -----------
                                  $48,034,463         $49,562,701
                                  ===========         ===========

     Rental Fleet Debt

     As of December 31, 1994 the Company has a financing agreement with the credit affiliate of a major automobile manufacturer providing up to $20,000,000 in rental fleet financing. Interest on notes executed under this agreement, payable monthly, is based on the lender's prime rate plus .75% to 2%. Interest rates on notes executed in 1994 and 1993 ranged from 6.75% to 10.50% and 6.75% to 7.75%, respectively.
     Borrowings under the financing agreements totaled $8,863,000 and $17,741,000 as of December 31, 1994 and 1993, respectively.


     As of December 31, 1994, the Company has a loan agreement with the credit affiliate of another automobile manufacturer providing up to $7,500,000 in rental fleet financing. Under this agreement, loans are made under lease plan security agreements based upon the value of the vehicles purchased. Loans under this agreement bear interest at prime rate plus 1% to 1.5%. As of December 31, 1994 and 1993, $8,622,000 and
     $9,127,000 were outstanding, with interest rates on notes executed during those years ranging from 7% to 9.5% and 7.5%, respectively. This credit affiliate allowed the Company to exceed its credit line limit during 1994.

     As of December 31, 1994, the Company has loan agreements with a bank providing up to $19,984,000 in financing for its rental fleet vehicles. Of this amount $16,000,000 was used for vehicles subject to manufacturer repurchase and the remainder used to finance vehicles rejected upon turn back to the manufacturer and vehicles purchased outside the repurchase programs. Loans under these agreements bear interest at prime rate plus 1% to 2.75%. As of December 31, 1994 and 1993, $7,792,000 and
     $10,934,000 were outstanding, with interest rates on notes executed during those years ranging from 7% to 11.25% and 7% to 8.5%, respectively.

     As of December 31, 1994, the Company has a loan agreement with a financing company providing up to $15,000,000 in financing for its rental vehicles. Of this amount $8,350,000 was used to purchase vehicles under a guaranteed depreciation program and the remainder used to finance "risk" vehicle purchases. Loans under this agreement bear interest at prime rate plus 1.75%. As of December 31, 1994, $14,700,000 was outstanding at an interest rate of 10.25%. This was the first year the Company financed rental vehicles through this financing company.

     Rental fleet debt agreements and certain other debt agreements contain negative covenants restricting the Company's ability to, among other things, declare any dividend or make any distribution to shareholders.

     Under the most restrictive covenants contained in the bank's and financing company's loan agreements, the Company is required to maintain a defined cash flow, debt service coverage ratio, and tangible net worth. As of December 31, 1994, the Company was not in compliance with certain of these covenants, but has obtained a written waiver from the financing company regarding such non-compliance. The Company is working to correct the default under its loan agreements with the bank. The Company does not expect its operations or financial position to be adversely affected by such non-compliance based upon its scheduled disposal/sale of rental fleet vehicles which fully secure the debt.

     Vehicle Sales Debt

     The Company has a $8,250,000 credit agreement with the credit affiliate of a major automobile manufacturer to cover the financing of new car and truck inventories. Interest only is payable at the credit affiliate's prime lending rate plus 1% with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. The interest rate in 1994 and 1993 under this agreement ranged from 7.25% to 9.5% and 7%, respectively. Borrowings under this agreement totaled $4,402,000 and $7,851,000 at December 31, 1994 and 1993, respectively.

     The credit agreement prohibits the payment of dividends or other distributions by South Seas Motors, Inc., a wholly-owned subsidiary of the Company. At December 31, 1994 restricted net assets of South Seas aggregated $3,547,000.

     Other Debt

     The Company has outstanding as of December 31, 1994 and 1993, $1,370,000 and $1,597,000, respectively, of mortgage bank debt related to its baseyard facility on Oahu, its South Seas Jeep Eagle dealership and its Oahu Chrysler Jeep facility. Principal and interest payments of $29,500 are made monthly and the mortgage debt matures from June 1995 through February 1998.

     The Company has outstanding as of December 31, 1994 and 1993, $474,000 and $590,000, respectively, of mortgage bank debt relating to its baseyard facility in Kauai. Principal and interest are paid on a monthly basis with payments of $13,500 per month through October 1998. Under the most restrictive covenant of the related loan agreement, the Company is required to maintain a defined debt to net worth ratio.

     As of December 31, 1994, the Company was not in compliance with certain covenants contained in these agreements, but the Company has obtained written waivers through December 31 1995 from each bank regarding such non-compliance.

     The Company has outstanding as of December 31, 1994, $513,000 of debt owned to Dollar Systems related to an advance of $1,400,000 of lease obligations during 1994. Principal reductions were made by way of an assignment of incentive credits and fleet allowances owed by Dollar Systems to the Company. The balance outstanding will be consolidated as part of the Dollar Systems' assistance package (see note 15).

     The Company has outstanding as of December 31, 1994 and 1993, $176,000 and $367,000, respectively, from the United States Small Business Administration to cover losses suffered during Hurricane Iniki in September 1992. The loan bears interest at 6% per year, principal and interest payments of $17,000 per month and matures in October 1995.

     Pursuant to the terms of a credit agreement dated June 26, 1991 (the "Credit Agreement") between the Company and Bank of Hawaii (the "Bank"), the Bank advanced funds in the amount of $1,285,000 at the Bank's base rate plus 2.5%. The proceeds of the loan were used to complete an exchange offer. See "Subordinated Debentures; 1991 Exchange." The loan was secured by certain real property leasehold interests of the Company. The loan was paid off in January 1993.

     Convertible Subordinated Debentures

     In October 1987, the Company sold $17,250,000 of 10% convertible subordinated debentures (the "Debentures"). The Debentures were issued under an Indenture dated as of September 1, 1987 ("Indenture") between the Company and Trust Services of America, Inc. ("Trust Services"), as Trustee. Chemical Trust Company currently serves as Trustee under the Indenture.

     The Debentures represent unsecured general obligations of the Company. The Company pays interest only on the Debentures semi-annually on March 1 and September 1 of each year. The Debentures mature on September 1, 2007.

     The holders of Debentures are entitled at any time on or before September 1, 2007 to convert the Debentures into Common Stock of the Company at $3.30 per share, subject to certain conditions.

     The Indenture requires the Company to redeem, through a mandatory sinking fund commencing on September 1, 1994, and on each succeeding September 1, Debentures with an aggregate principal amount equal to five percent of the original principal amount of the Debentures issued under the Indenture, at 100% of the principal amount thereof, plus interest accrued to the redemption date. Debentures acquired and delivered, converted or redeemed by the Company, other than through the mandatory sinking fund, may be used, at the principal amount thereof, to reduce the amount of any mandatory sinking fund payment. In July 1991, the Company exchanged (the "Exchange") 2,916,000 shares of its Common Stock and $3,840,000 for $12,000,000 principal amount of Debentures pursuant to the terms of an exchange offer. As a result of the Exchange, sinking fund requirements have been satisfied.

     The payment of principal and interest on the Debentures are subordinated in right to the payment of all senior debt of the Company.

     Other Financing Information

     The aggregate maturities of senior debt for each of the five years subsequent to December 31, 1994 are as follows: 1995, $36,201,000; 1996, $10,727,000; 1997, $464,000; 1998, $565,000; and 1999, $77,000.
     Vehicle loans may be retired early, which in each instance, will accelerate maturity.

5.   OPERATING REVENUES

     Operating revenues include Hawaii General Excise Tax ("GET") and, in 1994 and 1993, Hawaii Motor Vehicle Rental Surcharge ("Surcharge") collected from customers. The amounts remitted to the State of Hawaii are included in other direct operating expense on the Consolidated Statements of Operations. A breakdown of these tax and surcharge revenues is as follows:

                                            Year Ended December 31,
                                    1994           1993           1992
                             -----------    -----------    -----------
GET and Surcharge relating
 to vehicle rental revenue   $ 5,173,037    $ 5,283,390    $ 5,297,890
GET related to vehicle
 sales revenue                 1,275,370      1,276,707        933,282
                             -----------    -----------    -----------
Total GET and Surcharge
 included in revenues        $ 6,448,407    $ 6,560,097    $ 6,231,172
                             ===========    ===========    ===========

  Revenue from the sale of loss damage waivers totaled $3,644,000, $3,378,000, and $3,624,000 in 1994, 1993, and 1992, respectively, and are included in vehicle rental revenue.

6.   OTHER INCOME AND EXPENSES

                                            Year Ended December 31,
                                    1994           1993           1992
                             -----------    -----------     ----------
 Hurricane damages to
  rental vehicles           $   (25,000)    $ (106,495)   $  (427,000)
Gain from involuntary
 conversion of equipment
 and leasehold
 improvements resulting
 from hurricane                        -              -        169,000
Loss related to termination
 of Compact Rent A Car                 -       (87,198)      (118,000)
Loss related to the sale/
 closure of automobile
 dealership                            -      (136,720)      (109,444)
Termination of lease           (135,000)              -              -
Real estate investment
  expense                       (70,918)       (65,464)       (65,464)
Other                           (40,800)       (20,754)       (69,526)
                            ------------    -----------   ------------
Total                       $  (271,718)    $ (416,631)   $  (620,434)
                            ============    ===========   ============

7.   SELF-INSURANCE

  As of December 31, 1994, the Company was self-insured with respect to no-fault and auto liability claims on its rental vehicles in the State of Hawaii for up to $500,000 per occurrence. In accordance with its self-insurance certificate from the State of Hawaii, the Company furnished a $3,400,000 bond as security with the Hawaii Insurance Commissioner. The bond was arranged by Dollar Systems, which was granted a security interest in the Company's license agreement ("License") to secure the Company's performance. In addition to an assignment of the Company's security interest in the License as collateral, the Company also assigned to Dollar Systems its receivable from the sale of the Asian Franchise Rights ("Asian Rights") and granted Dollar Systems a junior mortgage of its leasehold interest in its South Seas Jeep Eagle and Oahu Chrysler Jeep locations (see note 15). During February 1995, the Company elected to enroll with a commercial insurance carrier to handle all future no fault and auto liability claims. Under its policy, the Company maintains coverage up to $500,000 with a $25,000 deductible. The Company maintains insurance for claims in excess of $500,000 with liability limits of $500,000 per occurrence, which is underwritten by a third party insurance company. The Company is self-insured for any loss in excess of $1,000,000 per occurrence. The Company does not intend to renew its excess policy when it expires on March 31, 1995.

  As of December 31, 1994 and 1993, the Company's reserve for self-insurance (including the reserve for future legal expense) was $3,011,000 and $2,807,000, respectively. Self insurance expense for the years ended December 31, 1994, 1993 and 1992 was $2,267,000, $3,159,000, and $4,791,000
  respectively.

  The Company is also self-insured for collision and comprehensive losses on its rental vehicles. In most cases, the renter's personal automobile policy protects the Company against physical damage to Company vehicles by the renter. The Company provides a limited physical damage waiver to renters who purchase Loss Damage Waivers ("LDW"). The effect of LDW is to waive a portion of the renters' responsibility for physical damage to Company vehicles. As of December 31, 1994 and 1993, the Company's reserve for collision damage was $421,000 and $515,000, respectively.

8.   INCOME TAXES

  In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities.

  The adoption of FAS 109 did not result in an adjustment for the cumulative effect of a change in income taxes.

  No income taxes were provided during the years ended December 31, 1994 and 1992 based on losses sustained for financial reporting and income tax purposes. The 1993 provision for income taxes principally represents current federal alternative minimum tax.


  Deferred tax assets (liabilities) are comprised of the following:

                                                December 31,
                                         1994                1993
                                   ----------          ----------
Rental fleet                     $(3,154,000)        $(1,040,700)
Rental fleet incentives             (723,000)           (322,300)
                                  -----------        ------------
Gross deferred tax
 liabilities                      (3,877,000)         (1,363,000)
                                  -----------        ------------
Loss carryforward                   4,616,000           1,020,900
Self insurance reserve              1,217,000             934,500
Bad debt reserve                      245,000             175,700
Rental fleet reserves                 170,000             335,500
Inventory                             124,000             132,600
                                   ----------           ---------
Gross deferred tax assets           6,372,000           2,599,200
                                   ----------           ---------
Net deferred tax assets             2,495,000           1,236,200
Deferred tax assets
  valuation allowance             (2,495,000)         (1,236,200)
                                   ==========          ==========
                                  $         -         $         -
                                   ==========          ==========


     The net increase of $1,259,000 in the valuation allowance for deferred taxes relates primarily to net operating losses generated in 1994. The principal component of the valuation allowance relates to the uncertainty of realizing certain deferred tax assets related to loss carryforwards.

     The differences between the expected provision for income tax at the Federal statutory rate and income tax expense reported are summarized as follows:

                                            Year Ended December 31,
                                    1994           1993           1992



                              ----------    -----------     ----------
Expected tax benefit
 at 34%                       $(485,000)     $(201,500)     $(715,500)
State taxes net of Federal
 income tax benefit             (57,000)      (25,000)        (77,200)
Net operating loss for
 which no benefit has
 been recognized                 542,000        226,500        738,800
Alternative minimum tax                -        130,000              -
Other                                  -         81,443         53,900
                               ---------     ----------      ---------
                              $        -       $211,443     $        -
                               =========     ==========      =========



  As of December 31, 1994, the Company has net operating loss carryforwards for Federal and State income tax purposes of approximately $10,000,000 and $8,900,000, respectively, which expire from 2005 through 2009. The Tax Reform Act of 1986 imposes certain conditions and possible limitations on the future availability of net operating loss carryforwards, including annual limitations on the amount of the carryforwards which could be utilized arising from substantial changes in the Company's ownership.

  At the request of the State of Hawaii Department of Taxation, the Company agreed to extend the statutory limitation period prescribed under the Hawaii Revised Statutes related to certain general excise (GET), use and corporate income tax returns. Accordingly, its 1986 - 1989 GET and use tax returns and its 1990 corporate tax return remain open for adjustments through June 30, 1996.

  The State of Hawaii has indicated its intent to audit the Company's tax returns for open years. Management does not anticipate any exposure to material assessments of additional tax in excess of $250,000; however, the Hawaii State Department of Taxation has not yet completed audit fieldwork. Accordingly, the outcome of the audit is uncertain at this time.

9.   STOCK OPTION PLANS

  During 1994, the Company established a new incentive stock option plan under which options to purchase up to 200,000 shares of Common Stock may be granted. Under this plan, the option exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant. Options for 50,000 shares of Common Stock remain outstanding under this plan as of December 31, 1994. The Company's original incentive stock option plan expired on May 3, 1993. Options for 100,000 shares of Common Stock remain outstanding under this plan as of December 31, 1994 and expire in September 1995.

  During 1994, the Company also established a new non-statutory stock option plan under which options to purchase up to 200,000 shares may be granted. Under this plan, the exercise price of any option granted shall not be less than the lesser of 85% of the fair market value of the Common Stock on the date of grant or 85% of the fair market value of the Common Stock on the date of exercise. The original non-statutory stock option plan terminated on June 20, 1994. No options are outstanding under either plan as of December 31, 1994.

  As of December 31, 1993, the Company had outstanding non-recourse promissory notes totaling $1,139,000 from optionees in connection with the exercise of their options to acquire 929,500 shares of Common Stock. Included in the non-recourse notes, were notes in the aggregate principal amount of $554,000 from current executive officers and/or directors of the Company. Exercise prices on these shares ranged from $1.06 to $2.12 per share. The promissory notes matured on July 11, 1994 on which date the market value of the Company's Common Stock was $.81 per share. No payments were received on these notes, and accordingly, the Company canceled these shares of outstanding Common Stock.

  Proceeds from the exercise of options are credited to Common Stock to the extent of $0.10 per share and the balance credited to additional paid-in capital. Under its non-statutory plan, benefits relating to the excess of quoted market value on the measurement date over the selling price are charged to compensation expense and credited to additional paid-in capital.

  Activity under both stock option plans is summarized as follows:

                                     Options Outstanding
                      ------------------------------------------------
                           Shares     Price Per Share           Amount
                    -------------    ----------------    -------------


December 31, 1991         153,000      $0.56 to $2.38        $ 182,140
Expired                  (53,000)                2.38        (126,140)
                    -------------    ----------------    -------------
December 31, 1992         100,000                0.56           56,000
Granted                    50,000                0.25           12,500
                    -------------    ----------------    -------------
December 31, 1993         150,000        0.25 to 0.56           68,500
Expired                  (50,000)                0.25         (12,500)
Granted                    50,000                0.43           21,500
                    -------------    ----------------    -------------
December 31, 1994         150,000      $0.43 to $0.56          $77,500
                    =============    ================    =============

  As of December 31, 1994 and 1993, options for 350,000 and 935,000 shares, respectively, were available for grant. As of December 31, 1994, options for 100,000 shares were exercisable at prices ranging from $.43 to $.56 per share.

10.  RELATED PARTY TRANSACTIONS

  The Company had a consulting agreement with Paul J. Finazzo, a member of the Company's Board of Directors and its former Chairman, which expired on December 31, 1994 and provided for consulting fees of $180,000 per year.

  A company purchased in August 1992 by Stanley Heller, a member of the Company's Board of Directors and a former officer of the Company, is a wholesale customer of the Company's vehicle rental operations. This company paid the Company a net $1,577,000, $2,504,000 and $2,151,000 in
  1994, 1993 and 1992, respectively, for vehicle rentals at prevailing wholesale rates.

  The Company paid Mr. Heller consulting fees of $24,000 during each of the years 1994, 1993 and 1992.

  Certain companies owned by Raymond I. Miyashiro, a member of the Company's Board of Directors, are wholesale customers of the Company's vehicle rental operations. These companies paid the Company $1,239,000 in 1994, $979,000 in 1993, and $480,000 in 1992 for vehicle rentals at prevailing wholesale rates. During 1993, the Company also sold transportation vehicles for a total of $343,000 to a transportation company owned by Mr. Miyashiro.

  During 1994, 1993 and 1992, the Company purchased $15,000, $27,000, and $33,000 respectively, of airline tickets at prevailing market rates from a travel agency owned by Mr. Miyashiro.

  During 1994, 1993 and 1992, the Company paid $123,000, $125,000 and
  $86,000, respectively, for legal services to a law firm of which J. George Hetherington, a member of the Company's Board of Directors, is a shareholder.

  At December 31, 1993, Alan M. Robin, Stanley S. Heller and Robert L. Solomon owed the Company $212,000, $212,000 and $130,000, respectively, pursuant to non-recourse promissory notes due in 1994 issued in exchange for shares of Common Stock under the Company's 1983 ESOP (note 9). These notes were allowed to lapse and, as a result, the shares of Common Stock issued in relation to these notes were canceled in 1994.

  The Company sold used vehicles for an aggregate consideration approximating $56,000 in 1992, to a company controlled by the son of the Company's President.

11.  MAJOR CUSTOMER

  The Company has an agreement, to provide rental vehicles, with a major tour operator which expires in December 1997. Vehicle rental revenues, exclusive of optional charges arranged between the Company and the renter, for loss damage waivers, gasoline, vehicle upgrades and other optional charges and exclusive of excise taxes and surcharges, approximated $8,390,000, $5,183,000, and $5,815,000, for the years ended December 31,
  1994, 1993 and 1992, respectively.

12.  SAVINGS AND RETIREMENT PLAN

  The Company has a defined contribution savings and retirement plan (the
  Plan) available to substantially all employees with more than one year of service. The Company contributes 10% of employee contributions with a maximum of $300 per employee per year. During the years ended December 31, 1994 and 1993, the Company contributed $26,000 and $28,000, respectively, to the Plan.

13.  SIGNIFICANT CONCENTRATION OF BUSINESS

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables.

  The Company places its temporary cash investments with high credit qualified financial institutions.

  Substantially all of the Company's business activity is within the State of Hawaii.

14.  BUSINESS SEGMENTS

  The Company's activities comprise two segments: (1) the short-term rental of vehicles and (2) the purchase and sale of new and used vehicles. Summary data for 1994, 1993 and 1992 follows:

                                     Year Ended December 31, 1994
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------

Revenues                     $54,126,236       $39,698,728    $93,824,964
Depreciation and
 amortization                  6,032,804         1,334,586      7,367,390
Operating income (loss)        (382,040)            67,105      (314,935)
Total assets (as of
 year end)                    58,700,484        10,571,751     69,272,235
Capital expenditures:
  Vehicle fleet               45,123,906           126,834     45,250,740
  Fixed assets                 1,142,911           505,954      1,648,865

                                     Year Ended December 31, 1993
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------
Revenues                     $54,163,237       $43,987,934    $98,151,171
Depreciation and
 amortization                 12,264,003           257,845     12,521,848
Operating income                 188,916           469,592        658,508
Total assets (as of
 year end)                    58,305,590        13,586,899     71,892,489
Capital expenditures:
  Vehicle fleet               60,776,585         1,036,690     61,813,275
  Fixed assets                 1,806,010           902,638      2,708,648


                                     Year Ended December 31, 1992
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------
Revenues                     $51,789,993       $31,520,987    $83,310,980
Depreciation and
 amortization                 11,820,063             9,058     11,829,121
Operating income (loss)      (1,335,719)           522,821      (812,898)
Total assets (as of
 year end)                    96,130,423        14,671,803    110,802,226
Capital expenditures:
  Vehicle fleet               84,545,449           641,662     85,187,111
  Fixed assets                   324,846         1,406,460      1,731,306


15.  COMMITMENTS AND CONTINGENT LIABILITIES

  License Agreement

  The Company is the exclusive licensee of Dollar Systems for the State of Hawaii pursuant to the License dated April 3, 1974, which grants the Company the right to conduct its vehicle rental business under the name Dollar Rent A Car.

  Pursuant to the term of the License, which does not have a fixed term, Dollar Systems may terminate the License if the Company defaults in the performance of its obligations under the License and fails to cure its defaults, within a specified period. The License provides that it will terminate automatically if the Company attempts to assign its interest under the License without consent. In the event of termination, the License requires the Company to assign to Dollar Systems, upon their request, all of its airport contracts, concessions, leases and other arrangements pertaining to the use of real estate, and provides that Dollar Systems shall thereafter have the right to conduct vehicle rental operations at all such locations for its own benefit, or to designate another licensee. Such termination would also prohibit the Company from using all trade names, trademarks, signs, advertising, promotional materials and similar items of identification associated with Dollar Systems.

  Assistance Agreements

  In March 1994, the Company reached an agreement with Dollar Systems and certain of its affiliates. Pursuant to the terms of the agreement, Dollar Systems reduced the fees payable under the License for the period from January 1, 1994 to December 31, 1994, and thereafter the fees paid under the License will increase to the amount provided for in the License. In addition, Dollar Systems waived and discharged any obligation for certain fees owed under the License prior to January 1, 1994, and also increased certain incentive credits, rebates and fleet allowances under the Dollar Systems' 1994 Fleet Leasing Program ("Lease Program"). Furthermore, Dollar Systems procured a bond in an amount sufficient to satisfy the Company's self insurance requirements (see note 7), and also agreed to advance the Company a maximum of $1,400,000 (see note 4).

  In return for issuing the bond, the Company indemnified Dollar Systems and certain of its affiliates in connection with the issuance of the bond, assigned to Dollar Systems its receivable from the sale of the Asian Rights under the License, assigned to Dollar Systems its interest in the License, and granted to Dollar Systems a junior mortgage of its leasehold interest in its South Seas Jeep Eagle and Oahu Chrysler Jeep locations. In return for making the advance, the Company assigned to Dollar Systems all amounts owed to the Company under the Lease Program.

  The Company entered into a commitment, in principle, with Dollar Systems and certain of its affiliates on March 21, 1995. Pursuant to the terms of this commitment, Dollar Systems will reduce the fees payable under the License for the period from January 1, 1995 to December 31, 1995 and provide certain credits related to return freight on 1994 and 1995 model year vehicles. In addition, Dollar Systems will accept a convertible $3,000,000 note from the Company representing balances due to Dollar Systems at December 31, 1994 for fleet charges and franchise and miscellaneous system fees. In the event of a default by the Company of its obligations to Dollar Systems, the Company will issue a sufficient number of additional shares enabling Dollar Systems to exercise an option to convert the outstanding indebtedness due from the Company for up to 55% of the outstanding Common Stock and voting power of the Company. The note will be collateralized by mortgage liens on and security interests in all of the Company's assets.

  The terms of the note include: (i) interest at 2% over prime, with interest only payments monthly for the first two years; (ii) monthly principal and interest payments of $50,000 commencing May 1, 1997 for three years with the balance of the note due April 1, 2000; (iii) payments to Dollar Systems for net increases, if any, in the Company's cash account balances at December 31, 1995 and 1996 over December 31, 1994.

  Lease Commitments

  The Company operates its airport locations, corporate office, rental stations and base yards under operating leases expiring at various dates through 2021. In addition, the Company leases approximately 4,300 vehicles for its 1995 rental fleet under a leasing program with Dollar Systems specifying a maximum holding period of thirteen months. The Company also leases certain computer equipment used in both its vehicle rental and vehicle sales operations under capital leases expiring through 1998.

  Assets recorded under capital lease obligations and included in furniture and equipment at December 31, 1994 and 1993 are summarized as follows:



                                    1994                1993
                             -----------         -----------
Computer equipment            $1,028,000            $966,000
Less accumulated
 amortization                  (464,000)           (253,000)
                             -----------         -----------
Property under capital
 leases - net                $  564,000             $713,000
                             ===========         ===========

  Future minimum payments under non cancelable operating leases and capital leases as of December 31, 1994 are as follows:

                        Operating Leases      Capital Leases
                        ----------------    ----------------
1995                          $3,239,000            $271,000
1996                           2,979,000             265,000
1997                           2,882,000             173,000
1998                           1,580,000             101,000
1999                             973,000                   -
Thereafter                    13,901,000                   -
                        ----------------    ----------------
Total minimum rental
 payments                    $25,554,000             810,000
                        ================
Less amount
 representing interest                             (154,000)
                                            ----------------
Present value of future
 minimum payments
 ($196,000 represents
 current portion)                                   $656,000
                                            ================


  Occupancy related rental expense, including property taxes, was as follows:

                                     Year Ended December 31,
                             ---------------------------------------
                                    1994           1993           1992
                                    ----           ----           ----
Fixed and minimum rents       $4,130,480     $4,310,067     $3,886,297
Excess percentage rents        2,200,849      1,958,459      1,939,436
                              ----------     ----------     ----------
Total                         $6,331,329     $6,268,526     $5,825,733
                              ==========     ==========     ==========

  The leases contain clauses which provide for future rental increases at varying intervals based on consumer price index increases. The table above reflects future obligations based on current rent levels. In addition to rent, the Company is obligated to pay Hawaii general excise tax, property taxes, insurance, and maintenance costs, as well as excess percentage rents based on airport revenues, at major facilities.

  Environmental Matters

  The Company has seven underground and one above-ground petroleum product storage tanks and one underground waste oil storage tank on its properties. The Company is subject to the federal and state laws governing the ownership and operation of these storage tanks. These laws require the Company to test periodically the integrity of these tanks and to mitigate and remediate the environmental effects of any releases of products from the storage tanks.

  In 1993, the Company was advised of a petroleum leak at the baseyard location for vehicle rental operations on the island of Oahu. A Phase I environmental assessment indicated that the soil and groundwater in certain portions of the baseyard had been impacted by the leakage of waste oil and petroleum products. The Company then initiated a Phase II environmental assessment to determine the extent of the petroleum and waste oil contamination. The Phase II assessment, together with the closure and removal of the waste oil storage tank was completed in 1994. During 1993, the Company recorded a reserve of $150,000 for the estimated future cost of the remedial efforts at the baseyard location. As of December 31, 1994, $49,000 remains in the reserve which the Company feels is adequate based on projections provided by the Company's environmental consultants.

  During November 1994, the Company received several citations from the United States Environmental Protection Agency (EPA) relating to one of its baseyard locations on the island of Hawaii. The most significant comment cited the Company for not performing certain acceptable leak and precision tightness procedures as a part of its annual testing. The Company's environmental consultants who performed the tank test clarified the necessary procedures with the EPA and are working with the Company to ensure that proper testing procedures are performed for all of the Company's tanks. No leaks or contamination were discovered during the testing by the environmental consultants.

  Other

  The Company from time to time enters into agreements pursuant to which it remains contingently liable for loans made to certain retail purchasers of vehicles. As of December 31, 1994, the balance of these loans for which the Company and its subsidiaries are contingently liable totaled $107,000. In general, the Company may not be called upon to make a payment under these agreements unless it obtains possession of the vehicle. The Company may then pursue its rights against the retail customer, who is the primary obligor under each vehicle loan.

  The Company is a party to various claims and legal actions which are incidental to the conduct of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's operations or financial condition.

16.  SUBSEQUENT EVENTS

  In May 1995, after lengthy negotiations, the Company and Dollar Systems were unable to agree upon the final documentation with respect to the 1995 Assistance Agreement (see Note 15). Pending further negotiations, the Company withheld certain payments due to Dollar Systems under its License Agreement and Master Lease Agreement. Dollar Systems filed a legal action to compel the Company to execute the documentation proposed by Dollar Systems to embody its understanding of the 1995 Assistance Agreement. The Company responded by commencing its own legal action against Dollar Systems for damages and injunctive relief based on violations of the franchise agreement and Hawaii law. Dollar Systems then sent notices to the Company purporting to terminate the License Agreement and Master Lease Agreement. Subsequent discussions led to a Settlement Agreement encompassing among other things, the sale of the Company's vehicle rental operations. The parties have terminated all litigation without prejudice and may recommence proceedings should the transactions fail to close.

  Under the terms of the Settlement Agreement dated July 18, 1995 (as subsequently modified by the First through Sixth Amendments, the "Settlement Agreement")), the parties agreed to stay the litigation and signed documents under which Dollar Systems will acquire substantially all of the assets and certain liabilities of the Company's vehicle rental division. In addition to the settlement of the litigation, the proposed acquisition has a stated purchase price of $2,625,000 in cash, plus the assumption by Dollar of certain liabilities relating to the vehicle rental division, including ordinary operating expenses after October 31, 1995 and approximately $3,225,000 owed by the Company to Dollar. Concurrently, with the closing of such acquisition, the Company will issue common stock to Dollar equal to 10% on a fully diluted basis. This transaction is subject to due diligence review and other conditions and to consents and approvals of certain persons, including the Company's shareholders and bondholders. Dollar Systems has the unqualified right for any reason or for no reason at all to terminate the Settlement Agreement. The assets and liabilities of the Company's vehicle sales division, as well as certain other liabilities and obligations, will remain with the Company. The parties will also release various claims against each other. The transaction is scheduled to close by November 30, 1995 and Dollar and the Company have agreed that the Proposed Sale will be deemed to have closed on October 31, 1995. In the meantime, the Company continues to operate the vehicle rental division, including efforts to increase revenue, utilization and yield per rental day, and to control its operating costs.

  In connection with sale of substantially all of the assets and liabilities of the Company's vehicle rental division (the "Proposed Sale"), the Company plans to seek to use the cash consideration received in the Proposed Sale and, together with certain shares of previously authorized Common Stock, to solicit exchange offer tenders for its outstanding convertible subordinated debentures. The tendering bondholders will receive (i) 0.769505 shares for each $1.00 in face amount of tendered debentures, (ii) $0.50 for each $1.00 in face amount of tendered debentures and (iii) a proportionate share of new debentures (the "New Debentures") of the Company in an aggregate principal amount equal to (a) $1,050,000 less (b) the principal amount of old debentures not so tendered and less (c) the original principal amount of indebtedness of the Company to Dollar Systems, if any, which may be evidenced by a promissory note (the "Net Worth Note") containing substantially the same covenant, default and payment terms as the New Debentures and which will be incurred pursuant to the Settlement Agreement. The aggregate principal amount of indebtedness of the Company following the Proposed Sale in respect of the New Debentures, the old debentures, if any, not tendered in the exchange offer and the Net Worth Note shall not exceed $1,050,000.

  As a condition to closing of the Proposed Sale, the Company must have received the tender and/or consent of bondholders holding in the aggregate at least 95% of the face value of the debentures to the Proposed Sale or, alternatively, both (i) at least two-thirds (by face amount of debentures) of the holders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan and (ii) at least a majority in number of the holders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan (exclusive of "insiders"). As part of the exchange offer, the Company intends to amend the debenture indenture to provide for no further covenant obligations for the Company thereunder.

  If the Prepackaged Plan is approved and implemented in lieu of the exchange offer, the bondholders will receive substantially the same consideration as in the exchange offer, provided that under the Prepackaged Plan administrative expenses which will be paid prior to payments to the bondholders will be incurred which the Company believes could exceed $200,000.

  While the transaction is pending, the Company is incurring and will continue to incur substantial transaction costs including legal, accounting and other professional fees. Although Dollar Systems has agreed to certain interim financial assistance it is unlikely that support from Dollar Systems will continue if the transaction does not close as planned. If the transaction does not close, and further assistance from Dollar Systems is not made available, there is substantial doubt about the Company's ability to continue as a going concern.

  The Company has incurred significant losses for the last several years and at December 31, 1994 has an accumulated deficit of $7.8 million. Additionally, the Company reported a net loss of $1.98 million (unaudited) for the six months ended June 30, 1995 and is in default on its principal bank debt covenants. The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

  On October 5, 1995 the Company was notified by NASDAQ that it was considering whether the Company's stock would continue to be listed on the exchange for failure to satisfy minimum trading value and capital requirements of NASDAQ. The Company was advised on October 12, 1995 that the NASDAQ had granted an exception to these requirements subject to certain conditions including that the Company receive the approval of its shareholders for the Proposed Sale by October 31, 1995 and that the Proposed Sale be consummated by November 15, 1995. The Company is pursuing extensions of the deadlines for satisfaction of these conditions.


                         INDEX TO UNAUDITED CONDENSED
                      CONSOLIDATED FINANCIAL STATEMENTS
                   OF PACIFIC INTERNATIONAL SERVICES CORP.
                                                             Page
                                                             ----

FINANCIAL STATEMENTS FOR THE PERIODS ENDED JUNE 30, 1994
  AND JUNE 30, 1995:

  Condensed Consolidated Balance Sheets as of December
    31, 1994 and June 30, 1995 (unaudited)                   F-33

  Condensed Consolidated Statements of Operations
    for the three months ended June 30, 1994 and
    June 30, 1995 and for the six months ended
    June 30, 1994 and June 30, 1995 (unaudited)              F-35

  Condensed Consolidated Statements of Cash Flows
    for the six months ended June 30, 1994
    and June 30, 1995 (unaudited)                            F-37

  Note to Condensed Consolidated Financial Statements        F-40



                     PACIFIC INTERNATIONAL SERVICES CORP.
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                           June 30, 1995        December 31, 1994
                         ---------------       ------------------
                             (Unaudited)

ASSETS

Cash and cash equivalents       $427,922                 $831,952
Receivables, net              12,078,821               10,023,512
Automobile dealership
  vehicle inventories          9,238,175                4,961,600
Inventories and prepaid
  expenses                     1,709,205                  899,453
Rental vehicles, at cost,
  less accumulated
  depreciation                 9,250,585               42,367,410
Furniture, equipment and
  leasehold improvements,
  net of accumulated
  depreciation and
  amortization                 7,655,056                8,149,846
Other assets                   2,034,941                2,038,462
                             -----------              -----------
  Total Assets               $42,394,705              $69,272,235
                             ===========              ===========

LIABILITIES AND SHAREHOLDERS EQUITY

Accounts payable              $7,774,627               $5,744,507
Accrued expenses and
  other liabilities            7,125,689                8,152,270
Senior debt                   22,131,009               48,034,463
Convertible subordinated
  debentures                   5,250,000                5,250,000
                             -----------              -----------
  Total liabilities           42,281,325               67,181,240
                             -----------              -----------

Shareholders' equity:
Preferred stock with no par
  value, authorized 15,000,000
  shares; none issued
Common Stock, stated value
  $0.10 per share,
  authorized 50,000,000
  shares, issued and
  outstanding 8,079,800
  shares                         807,980                  807,980

Additional paid-in capital     9,102,181                9,102,181
Accumulated deficit          (9,796,781)              (7,819,166)
                             -----------              -----------
  Total shareholders' equity     113,380                2,090,995
                             -----------              -----------
  Total liabilities and
    shareholders' equity     $42,394,705              $69,272,235
                             ===========              ===========


SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                     PACIFIC INTERNATIONAL SERVICES CORP.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                    Three months ended June 30,     Six months ended June 30,



                    ---------------------------------------------------------
                              1995        1994            1995           1994
                      ------------ -----------     -----------    -----------
Operating revenues:

  Vehicle rental       $11,921,078 $13,283,130     $24,535,550    $27,184,699
  Vehicle sales         11,950,869  10,883,066      22,697,361     20,933,924
                      ------------ -----------     -----------    -----------
    Total operating
      revenues          23,871,947  24,166,196      47,232,911     48,118,623
                      ------------ -----------     -----------    -----------

Operating costs
   and expenses:

  Cost of vehicles sold  9,124,519   8,364,102      17,194,272     15,847,197
  Depreciation of
    rental vehicles      1,693,586     969,558       3,508,142      2,901,337
  Interest on fleet
    debt                   491,977     517,488       1,392,995      1,142,441
  Other direct fleet     4,077,710   3,138,941       6,620,770      5,450,425
  Personnel              3,340,155   3,750,420       6,736,082      7,316,757
  Occupancy              2,147,973   2,156,534       4,311,281      4,303,128
  Other direct
    operating            2,562,232   3,095,202       5,443,502      6,596,890
  Other selling,
    general and
    administrative       1,930,327   1,939,547       3,712,335      3,605,229
                      ------------ -----------     -----------    -----------
    Total operating
      costs and
      expenses          25,368,479  23,931,792      48,919,379     47,163,404
                      ------------ -----------     -----------    -----------

      Income (loss)
      from operations  (1,496,532)     234,404     (1,686,468)        955,219

Interest income             11,003      15,720          20,068         25,265


SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                     PACIFIC INTERNATIONAL SERVICES CORP.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)


                    Three months ended June 30,     Six months ended June 30,
                    ---------------------------------------------------------
                              1995        1994            1995           1994
                      ------------ -----------     -----------    -----------


Other interest expense   (245,985)   (229,906)       (443,255)      (430,490)
Other, net                 132,040    (17,853)         132,040       (36,010)
                      ------------ -----------     -----------    -----------
  Net income (loss)   $(1,599,474)      $2,365    $(1,977,615)       $513,984



                      ============ ===========    ============    ===========
  Earnings (loss)
    per common share       $(0.20)       $0.00         $(0.24)          $0.06
                      ============ ===========    ============    ===========


SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.



                     PACIFIC INTERNATIONAL SERVICES CORP.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                       Six months ended June 30,
                                       -------------------------
                                               1995          1994
                                               ----          ----
Cash flows from operating
  activities:

  Net income (loss)                    $(1,977,615)      $513,984

  Adjustments to reconcile
    net income (loss) to net cash
    provided by operating activities:

      (Gain) or Loss on sale of
        rental vehicles                     710,042     (572,064)
      Depreciation of rental
        vehicles and amortization
        of related costs                  4,062,886     3,701,469
      Depreciation and amortization,
        other                               594,536       506,824
      Provision for losses on
        rental vehicles                     399,897       389,289
      Provision for losses
        on receivables                      369,237       108,490
      Provision for self-insurance          103,994       881,742

      Change in assets
        and liabilities:
        Receivables                     (2,424,546)   (2,749,231)
        Automobile dealership
          vehicle inventories           (4,276,575)     2,239,130
        Inventories, prepaid
          expenses and other assets       (806,231)     (694,582)
        Accounts payable                  2,030,120     1,501,796
        Accrued expenses and
          other liabilities             (1,130,575)      (37,452)
        Notes payable for
          automobile dealership
          vehicle inventories            13,609,831     6,583,005
                                       ------------   -----------
            Net cash provided by
              operating activities       11,265,001    12,372,400
                                       ------------   -----------

Cash flows from investing
  activities:

  Proceeds from the sale
    of rental vehicles                   10,977,352     6,587,676
  Purchases of rental vehicles            (230,510)   (1,278,992)
  Proceeds from the sale of furniture,
    equipment and leasehold
    improvements                            160,476        -
  Additions to furniture, equipment
    and leasehold improvements            (274,864)     (913,953)
                                       ------------   -----------
      Net cash provided by
        investing activities             10,632,454     4,394,731
                                       ------------   -----------
Cash flows from
  financing activities:

  Principal payments of
    senior debt                        (22,301,485)  (16,530,790)
                                       ------------   -----------
    Net cash used in
       financing activities            (22,301,485)  (16,530,790)
                                       ------------   -----------
    Net increase (decrease) in cash       (404,030)       236,341

Cash and cash equivalents at
  beginning of period                       831,952     1,719,123
                                       ------------   -----------
Cash and cash equivalents
  at end of period                         $427,922    $1,955,464
                                       ============   ===========

Supplemental schedule of noncash investing and financing activities:

  Senior debt incurred for
    additions to rental vehicles           $827,660   $20,484,068

  Senior debt incurred from
    conversion of lease obligations        $      -    $1,400,000

  Rental vehicle purchases not
    yet financed                            $39,688    $1,350,619

  Reduction of senior debt
    resulting from turnback
    of rental vehicles                $(18,063,993) $(25,739,992)

  Capital lease obligation
    incurred from purchase of
    equipment                         $     -             $72,911



                     PACIFIC INTERNATIONAL SERVICES CORP.
             NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

1.   Basis of Presentation

     In the opinion of management, the unaudited financial information included in this report contains all adjustments, consisting of normal recurring adjustments only, necessary for a fair presentation of the results of operations for the interim periods covered and the financial
     condition of the Company at the dates of the balance sheets.   The
     operating results for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. The accounting policies followed by the Company are set forth in Note 1 to the consolidated financial statements included in this Offer to Exchange for the years ended December 31, 1994, 1993 and 1992.

     Certain prior year amounts have been reclassified to conform to the 1995 presentation.